UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Weatherford International plc
(Name of Registrant as Specified In Its Charter)
N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Weatherford International plc

PROXY STATEMENT 2024

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

To be held on June 12, 2024

AGENDA ITEMS FOR YOUR VOTE

Items	Board Recommendation	Proxy Page
1.Election of Directors	FOR each nominee	5
2.Ratify the Appointment of Independent Auditors and Authorize Auditors’ Remuneration	FOR	20
3.Approve, on a non-binding advisory basis, our Executive Compensation	FOR	22
4.Authority to Issue Shares	FOR	53
5.Power to Opt-Out of Statutory Preemption Rights	FOR	54

ADVANCE VOTING DEADLINE
11:59 p.m. Eastern Time on June 11, 2024

Voting instructions for shareholders of record and beneficial shareholders

You may vote in person at the meeting, or you may vote in advance by using one of the following options. In all cases, have your proxy card or voting instructions form in hand and follow the instructions.

By mail Follow the instructions to mark, sign, and date your proxy card	By phone Use any touch-tone telephone to transmit your voting instructions	By internet Use the internet to transmit your voting instructions
	1-800-690-6903	www.proxyvote.com

Shareholder Feedback
Feedback from our shareholders is important to us and considered carefully. Your Board will be available at the Annual General Meeting to respond to any questions shareholders may raise regarding our activities. Once again, we invite interested parties to submit feedback through our Annual General Meeting website, www.weatherfordannualmeeting.com.
Website References and Additional Materials
This Proxy Statement includes several website addresses and references to additional materials found on those websites, including www.weatherford.com. These websites and materials are not incorporated by reference herein.

Weatherford International plc — 2024 Proxy Statement	I

LETTER TO
SHAREHOLDERS
Dear Fellow Shareholder,
In recent years, you have become acquainted with the concept of "The New Weatherford," characterized by an emphasis on financial discipline, performance credibility, and heightened operating intensity. This new phase is underlined by a commitment to profitable growth, increasing cash flow conversion and top tier returns within the sector.
The unwavering passion and dedication of our team members, devoted to delivering for our customers so that we can create value for our shareholders, remains a foundational strength. Over the past few years, these efforts have focused on turning around the Company, addressing operational issues, improving processes, and concentrating on organic growth. 2023 marked a distinct shift to a new phase of growth for Weatherford. In addition to continuing to refine our work from the prior years, we added muscle on inorganic planning, heightened technology innovation and greater commercial solutions bandwidth.
2023: THE NEW WEATHERFORD
The year signified the achievement of four consecutive years of positive adjusted free cash flow* generation for our Company. What was once viewed as seemingly impossible for Weatherford is now a reality that we are determined to maintain. Our financial performance was also characterized by another year of significant margin expansion and several commercial awards. Our inclusion in market indices like the S&P Midcap 400, the OIH, and the OSX, serves as a testament to our valuation and sector relevance.
Lastly, we are proud of our credit rating upgrades from S&P Global ratings to ‘B+’ (with a positive outlook) and Moody’s to ‘B1’ (with a positive outlook), as well as the newly initiated Fitch rating of ‘B+.

2023 PERFORMANCE SNAPSHOT

1	▪ REVENUE $5,135M (19% YOY INCREASE) ▪ INTERNATIONAL REVENUE GROWTH OF 26% YOY	$519 MILLION OF DEBT REDUCTION THROUGH JAN’24
2	▪ $832 MILLION CASH FLOW FROM OPERATIONS ▪ OPERATING INCOME $820M ($408M YOY INCREASE)	
3	▪ NET INCOME $417M ($391M YOY INCREASE) ▪ 2ND CONSECUTIVE YEAR OF POSITIVE NET INCOME (8.1% NET INCOME MARGIN) ▪ HIGHEST LEVEL SINCE 2008 AND FIRST TIME IN OVER 14 YEARS[1]	
4	▪ ADJ. EBITDA* $1,186M (45% YOY INCREASE) ▪ ADJ. EBITDA MARGIN* 23.1% (423 BPS YOY INCREASE) ▪ HIGHEST FY MARGINS IN OVER 15 YEARS	
5	▪ ADJ. FREE CASH FLOW* $651M ($352M YOY INCREASE) ▪ GENERATED >$1.3B OF ADJUSTED FREE CASH FLOW* OVER THE LAST 4 YEARS	

(1) HIGHEST NET INCOME SINCE 2008 EXCLUDES THE GAIN FROM BANKRUPTCY EMERGENCE

II	Weatherford International plc — 2024 Proxy Statement

Driving Our Strategic Priorities
In 2023, we expanded on our earlier emphasis on Fulfillment, Directed Growth, Execution Excellence, and Simplification by formalizing Strategic Priorities. These priorities: Financial Performance, Organizational Vitality, LEAN Operations, Customer Experience, and Creating the Future, now guide our operating rhythm and initiatives for the years ahead. Our organization has taken these priorities to heart, and the impact of these focus areas is becoming increasingly evident with consistent and meaningful results visible quarter after quarter. As we acknowledge and celebrate the remarkable success in meeting these priorities, our unwavering commitment remains on continuously enhancing the foundational pillars of Safety, Quality, and Compliance. It is imperative that our foundation remains robust, capable of supporting the growth we aspire to achieve, and is built to scale.

OUR STRATEGIC PRIORITIES

FINANCIAL PERFORMANCE	We are sustainably able to generate positive cash flow and margin expansion through cycles, and remain productive and profitable regardless of the operating environment.
CUSTOMER SERVICE	We employ robust processes, solutions, technologies, and data that speak to customer success and satisfaction, and build customer loyalty and retention.
ORGANIZATIONAL VITALITY	Employees feel valued and empowered, are engaged, and recognize that Weatherford's programs support their individual development and create a safe, diverse, and inclusive workplace. We champion leadership growth and development across all levels of the organization.
LEAN OPERATIONS	We have a LEAN enterprise that understands customer value and focuses our key processes to continuously increase it. Our ultimate goal is to provide value to the customer through a value-creation process that has zero waste.
CREATING THE FUTURE	Innovation is encouraged and applied, enabling people to perform at their best and leading to new products and services that differentiate us in the market. We actively engage in the energy transition and position ourselves for the next decade.

Weatherford International plc — 2024 Proxy Statement	III

Delivering on Our Commitments
Throughout 2023, we reached numerous milestones, both in financial achievements and organizational advancements. These highlights emphasize the success of our rejuvenated operating paradigm and validate the robustness of our strategy. Whether in financial performance, technology differentiation, industry recognition, or our organizational, community, and sustainability endeavors, we have made noteworthy progress in establishing a business that advances the goals of all stakeholders.

2023 SIGNIFICANT HIGHLIGHTS

INDEX INCLUSIONS

- S&P 400 Midcap
- OIH
- OSX

ORGANIZATIONAL VITALITY

- Continued Focus on NextGen Field Engineering Program
- Trained Organization on Unconscious Bias
- Expanded Women of Weatherford Employee Resource Group

COMMUNITY OUTREACH

- Weatherford Walks Foundation Raised $500K for Local Houston Charities
- Raised Awareness for MS via MS 150 in US
- Supported Local Hospitals, Orphanages, and Schools Across Global Footprint

TECHNOLOGY LAUNCHES

- Modus (MPD)
- Memory Raptor (Wireline)
- StringGuard (TRS)
- Ghost Reamer (ISDT)
- ForeSite 5.0 (Digital)

SUSTAINABILITY

- Released Second Annual Sustainability Report
- 140+ Unique Energy and Emissions Reduction Projects Across Our Geozones

INDUSTRY RECOGNITION

- Canada Saftest Employer Award
- PDO Shukran Award
- Recognized by Newsweek as one of America's Most Responsible Companies for our commitment to advancing ESG priorities

IV	Weatherford International plc — 2024 Proxy Statement

CREATING OUR FUTURE
We have consistently requested to be evaluated based on our results, and I trust that you will recognize the unwavering dedication to delivering value for our shareholders. Our demonstrated execution capability has led to the beginning of a self-sustaining organization. The new Weatherford has now reached a stage, both financially and strategically, where it is poised to achieve new heights.

VALUE DRIVERS FOR THE FUTURE

1	Uniquely differentiated positioning with combination of broad spectrum and specialty services offerings delivering unique solutions
2	Leveraged to strong international growth over next several years with market-leading capabilities across multiple product and service lines
3	Continued opportunity for value creation through multiple expansion potential driven by operating performance in line with top quartile of the sector
4	Creating additional value for shareholders with asset light, low capital investment business model focused on differentiated technologies
5	Strong operational leadership coupled with leading sustainability and governance practices

As we close the chapter on 2023, Weatherford has transformed into a distinctly different entity, setting itself apart not only from its own past but also within the sector. With a forward-looking perspective, we are actively shaping a purpose-driven, leaner, and less capital-intensive organization – emphasizing technology differentiation and operational excellence. The collective efforts throughout the year yielded outstanding performance, and being part of this transformative journey and team is a source of both pride and privilege. My confidence in our ability to perform and execute is stronger than ever, and I look forward to sharing our success with all of you.
GIRISHCHANDRA K. SALIGRAM
President and Chief Executive Officer
Weatherford International plc

Weatherford International plc — 2024 Proxy Statement	V

ESG & the Energy Transition
We recognize our responsibility and opportunity to build a more sustainable world for future generations, and we will continue to innovate, evolve, and responsibly manage our environmental, social, and governance (ESG) priorities to ensure we play our part. By fully integrating sustainability into our business strategy and decision-making, we can create a sustainable future for our stakeholders, customers, employees, and planet.
We are taking the necessary actions to outline a tactical Net-Zero 2050 roadmap while producing innovative energy solutions that are environmentally and economically sustainable to move our industry forward. For example, we are continuing to focus on a scalable energy transition and our digital portfolio to address the sustainability needs of the industry, and we are identifying decarbonization opportunities in our supply chain and operations. In addition, as we continue to nurture the new Weatherford, we remain committed to fostering a healthy Company culture. This includes ensuring diversity, equity, and inclusion principles are embedded within the organization, prioritizing employee engagement, and giving back to our local communities.
We look forward to sharing our 2023 Sustainability Report with our valued stakeholders later in the year. It will be available on our website at www.weatherford.com/sustainability. The report will detail our strategic approach to advancing ESG objectives and highlight our recent accomplishments. We will keep you informed of our continued progress as we work to advance our ESG strategies and make progress on our Net-Zero commitments.
Please note, this Proxy Statement includes several website addresses and references to additional materials found on those websites (including the one referenced here). These websites and materials are not incorporated by reference herein, unless explicitly stated otherwise.

VI	Weatherford International plc — 2024 Proxy Statement

OUR DIRECTOR NOMINEES
Our Board is committed to ensuring the Company’s business affairs are managed in an effective and accountable manner. To achieve this, the composition of our Board is carefully considered and evaluated by the Nominating and Governance Committee to ensure diversity and bring the appropriate range of skills and experience in relevant areas including finance, exploration and production, environment, international business and leadership, and oilfield services that will enable our Board to help guide the Company’s strategic objectives and maintain high standards of corporate governance practices.

Committee	Duster 	Goldman 	Mutschler 	Saligram 	Sledge 
Compensation and Human Resources	■ (chair)	■	■		
Audit	■	■			■ (chair)
Nominating and Governance	■	■ (chair)	■		
Safety, Environment and Sustainability			■ (chair)	■	■

■ chair

Weatherford International plc — 2024 Proxy Statement	VII

NOTICE OF 2024 ANNUAL GENERAL MEETING OF SHAREHOLDERS
June 12, 2024
10:00 a.m. (Central Time)
2000 St. James Place, Marcellus Room, Houston, Texas 77056
AGENDA
1.By separate resolutions, to elect the five individuals named in this Proxy Statement as directors of Weatherford International plc (the “Company”), in each case (unless his or her office is earlier vacated in accordance with the Articles of Association of the Company (the “Articles”)), to serve for a one year term concluding at the later of (x) the next annual general meeting of the Company (the “2025 AGM”) and (y) subject to article 155 of the Articles, until his or her successor is elected and qualified.
2.To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm and auditor for the financial year ending December 31, 2024 and KPMG Chartered Accountants, Dublin, as the Company’s statutory auditor under Irish law to hold office until the close of the 2025 AGM, and to authorize the Board of Directors of the Company (the “Board”), acting through the Audit Committee, to determine the auditors’ remuneration.
3.To approve, on a nonbinding advisory basis, the compensation of our named executive officers.
4.To grant the Board authority to issue shares under Irish law.
5.To grant the Board power to opt-out of statutory preemption rights under Irish law.
The foregoing items, including the votes required in respect of each, are set forth and more fully described in the accompanying Proxy Statement.
RECORD DATE
April 10, 2024
VOTING
Only registered shareholders as of the close of business on the record date will be entitled to attend, vote or grant proxies to vote at the Annual General Meeting (the “AGM”). Any such registered shareholder may appoint one or more proxies, by any of the means outlined in the Proxy Statement, to attend, speak and vote in his or her place at the AGM. A proxy holder need not be a registered shareholder. Proxies must be received in the manner prescribed and by the Voting Deadline as more fully set forth in the Proxy Statement.
DISTRIBUTION OF PROXY MATERIALS
The notice, the Proxy Statement (of which the notice forms a part), our Annual Report on Form 10-K, and our Irish Statutory Accounts are available electronically on our website at www.weatherfordannualmeeting.com. These materials were first mailed or made available on or about April 24, 2024 to each registered shareholder in our share register as of the record date. Any shareholder may also obtain a copy of these documents by contacting our U.S. Investor Relations Department at 2000 St. James Place, Houston, Texas 77056 or by telephone at +1 (713) 836-4000.

VIII	Weatherford International plc — 2024 Proxy Statement

ANNUAL REPORT AND FINANCIAL STATEMENTS
During the AGM, the Company’s Irish Statutory Accounts for the fiscal year ended December 31, 2023 will be laid before the meeting, along with related directors’ and auditor’s reports thereon, and the Company’s management will present a review of the Company’s affairs.
April 24, 2024
By Order of the Board of Directors
Christine M. Morrison
Vice President, Deputy General Counsel and Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the AGM to be held on June 12, 2024: The Proxy Statement of Weatherford International plc, our 2023 Annual Report on Form 10-K and Irish Statutory Accounts are available at: at www.proxyvote.com and also at www.weatherfordannualmeeting.com.

Weatherford International plc — 2024 Proxy Statement	IX

TABLE OF CONTENTS	1-4	PROXY STATEMENT
		1	Meeting and Voting Information

	5-19	AGENDA ITEM 1 – ELECTION OF DIRECTORS
		7	Nasdaq Board Diversity Matrix
		8	Director Nominee Biographies
		11	Our Board and Our Board Committees
		14	Corporate Governance Matters
		18	Director Compensation

	20-21	AGENDA ITEM 2 – RATIFY APPOINTMENT OF INDEPENDENT AUDITORS AND AUTHORIZE AUDITORS’ REMUNERATION
		21	Audit Committee Pre-Approval Policy
		21	Audit Committee Report

	22	AGENDA ITEM 3 – ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

	23-38	COMPENSATION DISCUSSION AND ANALYSIS
		23	Executive Summary
		25	Named Executive Officers
		26	Compensation Program Overview
		29	The Compensation Setting Process
		31	Elements of the 2023 Executive Compensation Program
		37	Risk Analysis of Compensation Programs
		38	Committee Report

	39-#	EXECUTIVE COMPENSATION TABLES
		39	2022 Summary Compensation Table
		41	Grants of Plan-Based Awards
		42	Outstanding Equity Awards at December 31, 2023
		43	Option Exercises and Shares Vested in 2023
		44	Potential Payments upon Termination or Change of Control

	49	CEO PAY RATIO

	50	PAY VERSUS PERFORMANCE

	53	AGENDA ITEM 4 – BOARD AUTHORITY TO ISSUE SHARES

	54	AGENDA ITEM 5 – BOARD POWER TO OPT-OUT OF PREEMPTION RIGHTS

	56-59	OTHER INFORMATION
		56	Share Ownership
		58	Presentation of Irish Statutory Accounts
		58	Proposals by Shareholders
		59	Additional Information Available

	A1-A2	ANNEX A – RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

Weatherford International plc — 2023 Proxy Statement

PROXY STATEMENT
MEETING AND VOTING INFORMATION
ANNUAL GENERAL MEETING:
June 12, 2024, at 10:00 a.m. (Central Time), 2000 St. James Place, Marcellus Room, Houston, Texas 77056.
GENERAL
In this Proxy Statement, “Weatherford,” “the Company,” “we,” “us” and “our” refer to Weatherford International plc, an Irish public limited company. Also, “AGM” refers to the 2024 Annual General Meeting, unless a different year is specified.
Our principal executive offices are located at 2000 St. James Place, Houston, Texas 77056 and our telephone number is +1(713) 836-4000.
References to “$” in this Proxy Statement are references to United States dollars.
This Proxy Statement and proxy card are first being mailed or made available on behalf of our Board of Directors, or our “Board,” to all shareholders beginning on or about April 24, 2024.
AGENDA

	Proposal	Required Approval	Board Recommendation

1.
Election of Directors. By separate resolutions, to elect each of the five individuals named in this Proxy Statement as directors of the Company, in each case(unless his or her office is earlier vacated in accordance with the Articles of Association of the Company (the “Articles”)), to serve for a one year term concluding at the later of (x) the next annual general meeting of the Company (the “2025 AGM”) and (y) subject to article 155 of the Articles, until his or her successor is elected and qualified.
		Majority of Votes Cast	FOR each nominee

2.
Ratify Appointment of Independent Auditors. To ratify the appointment of KPMG LLP as our independent registered public accounting firm and auditor for the fiscal year ending December 31, 2024 and KPMG Chartered Accountants, Dublin as the Company’s statutory auditor under Irish law to hold office until the close of the 2025 AGM, and to authorize the Board, acting through the Audit Committee, to determine the auditors’ remuneration.
		Majority of Votes Cast	FOR

3.	Approve Executive Compensation. To approve, on a nonbinding advisory basis, the compensation of our named executive officers.	Majority of Votes Cast	FOR

4.	Approve Board Authority to Issue Shares. To grant the Board authority to issue shares under Irish law.	Majority of Votes Cast	FOR

5.	Approve Opt-out of Preemption Rights. To grant the Board the power to opt-out of preemption rights under Irish law.	75% of Votes Cast	FOR

During the AGM, the Company’s Irish Statutory Accounts for the fiscal year ended December 31, 2023, will be laid before the meeting, along with related directors’ and auditors’ reports thereon, and the Company’s management will present a review of the Company’s affairs.

Weatherford International plc — 2024 Proxy Statement	1

PROXY STATEMENT
WHO CAN VOTE
All registered shareholders at the close of business on April 10, 2024 (the “Record Date”) have the right to notice of, and to vote, in person or by proxy, at the AGM. Registered shareholders are entitled, on a poll, to one vote per ordinary share on all matters submitted to a vote of shareholders at the AGM, so long as those shares are represented at the AGM in person or by proxy. A registered shareholder may appoint one or more proxies to attend, speak and vote in their place at the AGM. A proxy holder does not need to be a registered shareholder.
MEETING ATTENDANCE
In accordance with Irish law, we are required to have a principal meeting place, which is a physical location where shareholders may attend the AGM in person and vote in person. If you wish to attend the AGM in person, you will need to bring proof of identification along with proof of your share ownership. If your shares are held beneficially in the name of a bank, broker or other nominee, you may bring a bank or brokerage account statement as your proof of ownership of shares as of the record date.
In satisfaction of the requirements of Irish law, registered shareholders who wish to participate (attend and vote) in the AGM without leaving Ireland, if any, may do so by attending in person at the offices of Matheson LLP, located at 70 Sir John Rogerson’s Quay, Dublin 2, Ireland, at the meeting date and time described herein, where technological means will be made available to participate in the meeting.
HOW TO VOTE
To ensure your representation at the AGM, we request that you grant your proxy to vote on each of the proposals in this Proxy Statement and any other matters that may properly come before the meeting to the persons named in the proxy card, by voting in one of the ways described on Page I above no later than the Voting Deadline below whether or not you plan to attend.
Advance Voting Deadline: 11:59 p.m. (Eastern Time) on June 11, 2024.
Most of our individual beneficial owners hold their shares through a brokerage account and therefore are not listed on our share register. Shareholders who hold their shares through a broker or other nominee (in “street name”) must vote their shares in the manner prescribed by their broker or other nominee.
Shareholders who hold their shares in this manner and wish to vote in person at the meeting must obtain a valid proxy from the organization that holds their shares. This may be very difficult for an individual shareholder to do, so individual shareholders holding in street name are encouraged to submit their proxy to their broker, who in turn will vote in accordance with the instructions provided to them. See “Quorum and Voting” as to the effect of broker non-votes.
QUORUM AND VOTING
A quorum at our AGM will be one or more registered shareholders, present in person or by proxy, having the right to attend and vote at the AGM and together holding shares representing more than 50% of the votes that may be cast by all registered shareholders at the meeting. As of the record date, there were approximately 73,154,140 ordinary shares issued and entitled to vote. For purposes of determining a quorum, abstentions and “broker non-votes” proffered in person or by proxy are counted as shares represented. A “broker non-vote” occurs when a nominee (such as a broker) holding shares for a beneficial owner abstains from voting on a particular proposal because the nominee does not have discretionary voting power for that proposal and has not received instructions from the beneficial owner on how to vote those shares.
If you are a beneficial shareholder and your broker or other nominee holds your shares in “street name”, the broker generally has discretion to vote your shares only with respect to “routine” proposals. Whether a proposal is considered routine or non-routine is subject to stock exchange rules and final determination by the stock exchange. Even with respect to routine matters, some brokers are choosing not to exercise discretionary voting authority. As a result, we urge you to direct your broker, fiduciary, or custodian how to vote your shares on all proposals to ensure that your vote is counted.
Approval of proposals 1, 2, 3 and 4 will be decided by an “ordinary resolution” (which, in order to pass, requires a simple majority of the votes cast in person or by proxy to be cast “For” the relevant proposal). Approval of proposal 5 will be decided by a “special resolution” that requires the affirmative vote of at least 75% of the votes cast by the holders of ordinary shares represented at the meeting in person or by proxy. Generally, abstentions and broker “non-votes” will not affect the voting results for any proposal under Irish law or Nasdaq rules.

2	Weatherford International plc — 2024 Proxy Statement

PROXY STATEMENT
The election of each director nominee will be considered and voted upon as a separate proposal. There is no cumulative voting in the election of directors. Pursuant to our Articles, any nominee for election to the Board who is then serving as a director and who receives a greater number of “against” votes than “for” votes shall promptly tender his or her resignation following certification of the vote. The Board shall then consider the resignation offer and decide whether to accept or reject the resignation, or whether other action should be taken; provided, however, that any director whose resignation is under consideration shall not participate in the consideration of whether to accept, reject or take other action with respect to his or her resignation. The Board has the ability to fill a vacancy upon the recommendation of its Nominating and Governance Committee, subject to re-election by the Company’s shareholders at the next annual general meeting of the Company.
The chart below summarizes the voting requirements and effects of broker non-votes and abstentions on the outcome of the vote for the proposals at the AGM.

Proposal		Required Approval	Broker Non-Votes	Abstentions
1.	Election of Directors	Majority of Votes Cast	No effect	No effect
2.	Ratify Appointment of Independent Auditors	Majority of Votes Cast	N/A	No effect
3.	Approve Executive Compensation	Majority of Votes Cast	No effect	No effect
4.	Authority to Issue Shares	Majority of Votes Cast	No effect	No effect
5.	Opt-out of Preemption Rights	75% of Votes Cast	No effect	No effect
PROXIES
A copy of either of the below is being sent to each shareholder registered in our share register as of the Record Date:
(i)    a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) notifying each shareholder entitled to vote at the AGM how to vote and how to electronically access a copy of this Proxy Statement, our Annual Report on Form 10-K and our Irish Statutory Accounts for the year ended December 31, 2023 (the “Proxy Materials”), or
(ii)    the Proxy Materials and a proxy card.
Your proxy is being solicited by our Board in favor of Christine M. Morrison, Kristin Ruzicka and Cristina Waber (the “Proxy Holders”), for use at the AGM.
We request that you grant your proxy to the Proxy Holders to vote on each of the proposals in the notice and any other matters that may properly come before the AGM by completing, signing, dating and returning the proxy card in accordance with the instructions thereon, for receipt by us no later than the Voting Deadline, whether or not you plan to attend the AGM.
If you are a registered holder and you properly complete and submit your proxy card in a timely manner you will be legally designating the individual or individuals named by you in the proxy card (or if you do not name an individual, the Proxy Holders) to vote your shares in accordance with your instructions indicated on the card. If you are a registered shareholder and properly complete and submit your proxy card in a timely manner without naming your proxy or proxies and you do not indicate how your shares are to be voted, then the Proxy Holders will vote as the Board recommends on each proposal, and if other matters properly come before the AGM the Proxy Holders will have your authority to vote your shares in their discretion on such matters.
If you are not a registered holder, but you hold your shares through a broker or other nominee, you must follow the instructions provided by your broker or other nominee if you wish to grant your proxy and vote your shares.
We may accept a proxy by any form of communication permitted by Irish law and as the Board may approve in accordance with our Articles.
REVOKING YOUR PROXY
If you are a registered shareholder, you may revoke your proxy by:
•writing to the Corporate Secretary at 2000 St. James Place, Houston, Texas 77056 or at the Company’s registered office, 70 Sir John Rogerson’s Quay, Dublin 2, Ireland, such that the revocation is received at least one hour prior to the commencement of the AGM;
•submitting a later-dated proxy via mail, to the address specified in the Proxy Materials, for receipt by us no later than the Voting Deadline;
•voting at a later time, but prior to the voting deadline, by telephone or the internet; or

Weatherford International plc — 2024 Proxy Statement	3

PROXY STATEMENT
•attending the AGM in person (either in Houston or in Ireland, as described above) and casting your vote during the AGM.
If you are not a registered holder, but you hold your shares through a broker or other nominee, you must follow the instructions provided by your broker or other nominee if you wish to revoke a previously granted proxy, since attending the AGM alone will not revoke any proxy.
MULTIPLE PROXY CARDS
If you receive multiple proxy cards, this indicates that your shares are held in more than one account, such as two brokerage accounts, or are registered in different names. You should complete and return each of the proxy cards to ensure that all of your shares are voted.
COST OF PROXY SOLICITATION
We have not retained a proxy solicitor to assist soliciting proxies from shareholders this year. Some of our directors, officers and employees may solicit proxies personally, without any additional compensation, electronically, by telephone or by mail. Proxy Materials also will be furnished without cost to brokers and other nominees to forward to the beneficial owners of shares held in their names. All costs of proxy solicitation will be borne by the Company.
ADJOURNMENT
The Chairperson may, with the consent of the meeting, adjourn all, or part, of the business to be considered at the AGM (including adjourning some or all of the Agenda Items) to another date or until the meeting is reconvened.
QUESTIONS
You may call our U.S. Investor Relations Department at +1 (713) 836-4000 or email us at investor.relations@weatherford.com if you have any questions or need directions to be able to attend the meeting and vote in person.

PLEASE VOTE.
YOUR VOTE IS IMPORTANT.

4	Weatherford International plc — 2024 Proxy Statement

PROXY STATEMENT
AGENDA ITEM 1 – ELECTION OF DIRECTORS
The Board of Directors recommends that you vote “FOR” each nominee for director.
Upon the recommendation of the Nominating and Governance Committee, the Company’s Board of Directors has nominated the following five nominees to be elected at the AGM: Charles M. Sledge, Benjamin C. Duster, IV, Neal P. Goldman, Jacqueline C. Mutschler and Girishchandra K. Saligram.
All of the non-employee nominees for director, i.e., all of the nominees other than Mr. Saligram, are independent under Nasdaq rules and listing standards.
Each director is an existing director who, in accordance with the Articles, shall retire from their position as a director at the AGM and be eligible for re-election.
Each director elected will serve (unless his or her office is earlier vacated in accordance with the Articles), for a one-year term concluding at the later of (x) the 2025 AGM and (y) subject to article 155 of the Articles, until his or her successor is elected and qualified. All of our nominees have consented to serve as directors. Our Board has no reason to believe that any of the nominees will be unable to act as a director.
The vote will be held by a separate resolution for each director nominee. A director nominee will be re-elected if approved by an ordinary resolution (i.e., a simple majority of the votes cast being cast “For” the re-election of the nominee). If you properly submit a proxy card but do not indicate how you wish to vote, the Proxy Holders will vote for all of the listed nominees for director.
DIRECTORS’ DIVERSITY OF SKILLS AND EXPERTISE
Our Board’s composition is carefully considered by the Nominating and Governance Committee to ensure diversity in the broadest sense — diversity of viewpoints, backgrounds and experience — to bring together multiple, complementary perspectives. The Board membership qualifications and nomination process can be found in our Corporate Governance Principles at www.weatherford.com by clicking on the “Investor Relations” page, then “Company Information,” then “Corporate Governance,” then “Corporate Documents,” then selecting “Corporate Governance Principles.”
Our director nominees bring a range of skills and experience to our Board as outlined in the following table. In addition to their professional skills, of equal importance is each Director’s ethics and integrity. We believe each Director embodies the highest degree of personal and professional standards.

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AGENDA ITEM 1
The following table summarizes the key skills and attributes of each member of our Board that we believe are relevant to their Board and committee service.

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AGENDA ITEM 1
NASDAQ BOARD DIVERSITY MATRIX
Nasdaq requires companies listed on a Nasdaq exchange to publicly disclose annually the self-identified gender and racial characteristics and LGBTQ+ status of the company’s directors using a standardized template. Nasdaq’s board diversity rules are intended to promote greater diversity among members of the boards of Nasdaq listed companies and also provide stakeholders with consistent board diversity disclosure. Nasdaq has also established a minimum board diversity standard of at least two “diverse” directors with at least one self-identifying as “female” and at least one self-identifying as either an “underrepresented minority” or “LGBTQ+.” If a company has five or fewer directors, Nasdaq standard only requires that one director be “diverse.” If a company does not satisfy the applicable standard, it must provide an explanation for not doing so.
We believe our Board’s diversity is important, and that it enhances our corporate governance and improves Company performance. As of April 24, 2024, a majority of our Board consists of “diverse” directors as defined in the Nasdaq board diversity rule, with three of our five directors meeting this definition, as Ms. Mutschler self-identifies as “female” and Mr. Duster and Mr. Saligram self-identify as Black and Asian, respectively— each an “underrepresented minority” under the Nasdaq rule. We believe that the self-identified diversity characteristics of each of our directors add useful perspective and insight to the deliberations of our Board. We consider the effectiveness of our Board diversity efforts in connection with identifying and evaluating director nominees.

Weatherford International plc Board Diversity Matrix (as of April 24, 2024)
Total Number of Directors	5
	Female	Male	Non- Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	1	4
Part II: Demographic Background
African American or Black		1
Alaskan Native or Native American
Asian		1
Hispanic or Latinx
Native Hawaiian or Pacific Islander
White	1	2
Two or More Races or Ethnicities
LGBTQ+
Did Not Disclose Demographic Background

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AGENDA ITEM 1
DIRECTOR NOMINEE BIOGRAPHIES
As set forth in our corporate governance principles, when evaluating our directors in consideration for re-election, “directors will be evaluated based on their history of attendance at Board and committee meetings as well as contributions and effectiveness at such meetings. Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively and should be committed to serve on the Board for an extended period of time.”

BENJAMIN C. DUSTER, IV
Background
Benjamin C. Duster, IV is the Founder and CEO of Cormorant IV Corporation, LLC, a consulting firm specializing in operational turnarounds and organizational transformations (founded in 2014). He is a 30-year veteran of Wall Street with extensive experience in M&A and Strategic Advisory Services in both developed and emerging markets. Mr. Duster currently serves on the board of directors of Chesapeake Energy Corporation,and Diamond Offshore Drilling Inc., and chairs the audit committee at Chesapeake Energy Corporation. Mr. Duster previously served on the board of directors of Alaska Communications Systems Group, Inc. Mr. Duster also serves as CFO of Mobile Technologies Inc., a global retail security, smart locks and technology support services company.
Education
Yale University, BA in Economics (Applied Math minor) with Honors
Harvard Law School, Juris Doctorate
Harvard Business School, MBA

AGE: 63 DIRECTOR SINCE: Jun. 2020 COMMITTEES: Audit Compensation and Human Resources (Chair) Nominating and Governance OTHER PUBLIC COMPANY BOARDS: Chesapeake Energy Corporation Diamond Offshore Drilling Inc.

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AGENDA ITEM 1

NEAL P. GOLDMAN
Background
Mr. Goldman has over 25 years of experience in investing and working with companies to maximize shareholder value. Since 2013, he has been the Managing Member of SAGE Capital Investments, LLC, a consulting firm specializing in independent board of director services, restructuring, strategic planning and transformations for companies in multiple industries including energy, technology, media, retail, gaming and industrials. Prior to 2013, he was a Managing Director at Och-Ziff Capital Management, LP and a Founding Partner of Brigade Capital Management, LLC, which he helped to build to over $12 billion in assets under management. Mr. Goldman currently serves as Chairman of the Board of Talos Energy Inc. and Diamond Offshore Drilling, Inc., and he is a member of the board of KLDiscovery Inc. He previously served on the boards of directors of Core Scientific, Inc., Mallinckrodt plc, Redbox Entertainment Inc., Ultra Petroleum and Ditech Holding Corporation (f/k/a Walter Investments Inc.).
Education
University of Michigan, BA
University of Illinois, MBA

AGE: 54
DIRECTOR SINCE:
Dec. 2019
COMMITTEES:
Audit (Vice Chair)
Compensation and Human Resources
Nominating and Governance (Chair)
OTHER PUBLIC
COMPANY BOARDS:
Talos Energy Inc.
Diamond Offshore Drilling, Inc.
KLDiscovery Inc.

JACQUELINE C. MUTSCHLER
Background
Ms. Mutschler has over 30 years of experience in the energy industry. During her 28 years at BP plc she held operational, financial and technology roles across its international businesses. Her most recent appointment at BP was the SVP of Upstream Technology. Since her retirement from BP in 2014, she has provided independent consulting for the energy and technology industries, and serves on public boards. Ms. Mutschler has been a member of the Antero Resources Corporation board of directors since 2020, where she currently serves on the Audit, Nominating and Corporate Governance, Conflicts, and ESG Committees.
Education
Wright State University, B.S., Geology/Geophysics
Stanford University, Executive Education Program
Massachusetts Institute of Technology, Executive Education Program

AGE: 62 DIRECTOR SINCE: Dec. 2019 COMMITTEES: Compensation and Human Resources Nominating and Governance Safety, Environment and Sustainability (Chair) OTHER PUBLIC COMPANY BOARDS: Antero Resources Corporation

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AGENDA ITEM 1

CHARLES M. SLEDGE
Background
Mr. Sledge previously served as the CFO of Cameron International Corporation, an oilfield services company, from 2008 until its sale to Schlumberger Limited in 2016. Prior to that, he served as the Corporate Controller of Cameron International Corporation from 2001 until 2008. He currently serves as the Non-Executive Chairman of the board of directors of Noble Holding Corporation plc (which in October 2022 absorbed Maersk Drilling), and he serves as a member of the board of directors for Talos Energy Inc., where he chairs the Audit Committee. He previously served on the board of directors of Vine Energy, Inc. (which was acquired by Chesapeake Energy Corporation).
Education
Louisiana State University, B.S. in Accounting
Harvard Business School, Advanced Management Program

AGE: 58 DIRECTOR SINCE: Dec. 2019 COMMITTEES: Chairperson of the Board Audit (Chair) Safety, Environment and Sustainability OTHER PUBLIC COMPANY BOARDS: Noble Holding Corporation plc Talos Energy Inc.

GIRISHCHANDRA K. SALIGRAM
Background
Mr. Saligram joined Weatherford as our President and CEO in October 2020. Before joining Weatherford, Mr. Saligram served Exterran Corporation, a global systems and process company offering solutions in the oil, gas, water and power markets, as Chief Operating Officer and previously as President, Global Services after joining the company in 2016. Prior to Exterran Corporation, Mr. Saligram spent 20 years with GE in positions of increasing responsibility as a functional and business leader in industry sectors across the globe, including his last position as General Manager, Downstream Products & Services for GE Oil & Gas. Prior to that, Mr. Saligram led the GE Oil & Gas Contractual Services business based in Florence, Italy. Before his eight years in the oil and gas sector, Mr. Saligram spent 12 years with GE Healthcare in engineering, services, operations, and other commercial roles.
Education
Bangalore University, B.E, Computer Science & Engineering
Virginia Polytechnic Institute and State University, M.S., Computer Science
Northwestern University, Kellogg Graduate School of Management, M.B.A.

AGE: 52 DIRECTOR SINCE: Oct. 2020 COMMITTEES: Safety, Environment and Sustainability OTHER PUBLIC COMPANY BOARDS: None

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AGENDA ITEM 1
OUR BOARD AND OUR BOARD COMMITTEES
The Board directs and oversees the management of the business and affairs of the Company and serves as the ultimate decision-making body of the Company, except for those matters reserved to our shareholders. The Board oversees the Weatherford management team, to whom it has delegated responsibility for the Company’s day-to-day operations. While the Board’s oversight role is very broad and may concentrate on different areas from time to time, its primary areas of focus are strategy, oversight, governance and compliance, as well as assessing management and making changes as circumstances warrant. In many of these areas, significant responsibilities are delegated to the Board’s Committees, which in turn are responsible for reporting to the Board on their activities and actions. Our Board has established the following standing committees: Audit; Compensation and Human Resources; Nominating and Governance; and Safety, Environment and Sustainability, all of which are further described below. The members of each Committee listed below are as of the date of this proxy.

Committee	Duster 	Goldman 	Mutschler 	Saligram 	Sledge 
Compensation and Human Resources	■ (chair)	■	■		
Audit	■	■			■ (chair)
Nominating and Governance	■	■ (chair)	■		
Safety, Environment and Sustainability			■ (chair)	■	■

■ chair

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AGENDA ITEM 1

AUDIT COMMITTEE	COMPENSATION AND HUMAN RESOURCES COMMITTEE	NOMINATING AND GOVERNANCE COMMITTEE	SAFETY, ENVIRONMENT AND SUSTAINABILITY COMMITTEE

Primary Responsibilities:
•Overseeing the integrity of our financial reporting process and systems of internal accounting and financial controls;
•Reviewing our financial statements;
•Overseeing our compliance with legal and regulatory requirements;
•Overseeing cybersecurity;
•Authorizing and being responsible for the appointment, compensation, retention, and oversight of our independent auditor;
•Overseeing our independent auditor’s qualifications and independence; and
•Overseeing the performance of our internal assurance function, including internal audits and investigations, and our independent auditor.

Primary Responsibilities:
•Monitoring and reviewing the Company’s overall compensation and benefits program design to ensure the program discourages excessive risk taking;
•Assessing the compensation program’s continued competitiveness and consistency with compensation philosophy, corporate strategy and objectives;
•Reviewing and approving corporate goals and objectives;
•Reviewing, with the CEO, and approving each component of compensation of our executive officers;
•Selecting appropriate peer groups;
•Making decisions regarding severance, executive compensation plans, incentive compensation plans and equity-based plans and administering such plans; and
•Reviewing and making recommendations to the Board with respect to the compensation of our independent, non-employee directors.

Primary Responsibilities:
•Identifying individuals qualified to serve as Board members;
•Recommending director nominees for each AGM, to fill any vacancies, and recommending directors for each committee;
•Reviewing and recommending changes to the Company’s Corporate Governance Principles for Board approval;
•Overseeing the Board in its annual review of the Board’s and management’s performance;
•Reviewing and recommending responses to shareholder proposals (other than those related to compensation) to the Board;
•Reviewing and providing guidance to management and the Board regarding shareholder engagement; and
•Succession planning for the Company’s CEO and reviewing CEO’s succession planning for other executive officers.

Primary Responsibilities:
•Reviewing the Company’s policies relating to health, safety, security, environmental (“HSSE”) stewardship, and corporate responsibility, including sustainability, socially responsible engagement, security and ethics, and overseeing adherence and enforcement of these policies and related programs;
•Overseeing the Company’s initiatives to promote safety awareness among all employees;
•Reviewing strategy and resources of the Company’s HSSE organization and approving the annual HSSE plan, including related processes;
•Reviewing periodic updates on significant health, safety, security, environmental sustainable-development and social and public policy issues;
•Reviewing findings related to any significant HSSE incident and making periodic facility visits;
•Ensuring annual preparation and review of a sustainability report; and
•Assisting the Board with oversight of the Company’s risk-management and security processes in relation to HSSE.

Meetings in 2023: 9	Meetings in 2023: 7	Meetings in 2023: 4	Meetings in 2023: 4
In September 2023, the Board established a special committee to oversee strategic planning for inorganic growth, including but not limited to the acquisitions of ISI Holding Company, LLC and Probe Technologies Holdings, Inc. announced in the first quarter of 2024 and related integration plans. All non-employee directors were appointed to serve on the Special Committee. The Special Committee met 12 times during 2023, and was dissolved in January 2024.
Board Meetings: During 2023, the Board met 14 times; all of the directors of the Company participated in at least 75% of all of the Board and their respective Committee meetings conducted during their respective tenures. It is our policy that directors are expected to attend each AGM.

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AGENDA ITEM 1

ADDITIONAL BOARD INFORMATION
Committee Charters: The charter for each Committee of our Board is available on our website at www.weatherford.com, by clicking on “Investor Relations,” then “Company Information,” then “Corporate Governance,” then “Corporate Documents,” then the name of the applicable committee charter.
Independence: Each Committee of our Board other than the Safety, Environment and Sustainability Committee, is composed entirely of independent directors.
Committee Member Qualifications: The Board has determined that each member of the Audit Committee is “financially literate” pursuant to the listing standards of Nasdaq and that Messrs. Sledge and Goldman are each an “audit committee financial expert,” as defined by applicable U.S. Securities and Exchange Commission (the “SEC”) rules, due to each of their individual extensive financial experience.

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AGENDA ITEM 1
CORPORATE GOVERNANCE MATTERS
Our Board believes sound corporate governance processes and practices, as well as high ethical standards, are critical to appropriately handling challenges and to achieving business success. We embrace leading governance practices and also conduct ongoing reviews of our governance structure and processes to reflect shareholder input and changing circumstances. Below are highlights of our corporate governance practices and principles.

HIGHLIGHTS
Director Independence	✓	4 out of 5 of our directors are independent.
Director Diversity	✓	3 out of 5 of our directors are “diverse” under Nasdaq diversity definitions.
Chairperson of the Board	✓
We have an independent Chairperson of the Board who, among other items:
•reviews Board meeting schedules and agendas to assure there is an adequate number of scheduled meetings and that sufficient time for discussion of all agenda items and all topics deemed important by the independent directors are included;
•presides at all meetings of the Board, including executive sessions, and can call for executive sessions of the Board’s independent directors, if and when deemed appropriate;
•leads the Board’s annual evaluation of the CEO;
•monitors and collaborates with management regarding corporate governance matters; and
•is available for communication with shareholders, in coordination with management, when appropriate.

Committee Structure	✓	Our Committees, other than the Safety, Environment and Sustainability Committee, are composed entirely of independent directors.
	✓	On an annual basis, the Nominating and Governance Committee evaluates and recommends Committee chairs to the Board and assesses the appropriateness of any chair or Committee rotations.
Executive Sessions	✓	Independent directors meet regularly in executive session, including at all regularly scheduled Board meetings; independent directors also meet in executive session at Committee meetings, as required.
Annual Voting	✓	Each member of our Board is elected annually with a majority voting standard for uncontested elections.
Annual Board and Committee Self Evaluation	✓	The Board and each Committee conduct annual self-evaluations.
Share Ownership Guidelines	✓
Subject to a five-year transition period, our directors are required to own at least eight times their annual cash retainers; our CEO is required to own at least ten times his annual base salary; and our other named executive officers (“NEOs”) are required to own five times their annual base salaries.

Risk Oversight	✓
Our entire Board is responsible for risk management of the Company, and our Committees have particular oversight of certain key risks, including those that are identified in the Company’s enterprise risk management program.

Succession Planning	✓
CEO succession planning is reviewed and discussed at least annually; additionally, the CEO reports to the Board on at least an annual basis concerning management development and succession planning for all other key positions.

Code of Business Conduct	✓	We have a robust and comprehensive Code of Business Conduct that applies to all employees and each director.
No Hedging of Company Securities	✓	We prohibit directors, executives and certain other employees with access to inside information from engaging in hedging or derivative transactions involving our securities.
No Pledging of Company Securities	✓	We prohibit our directors and executives from pledging our securities.
Additional information regarding Corporate Governance at Weatherford can be found on our website at www.weatherford.com on the “Investor Relations” page.

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AGENDA ITEM 1
RISK MANAGEMENT OVERSIGHT
Senior management is responsible for assessing and managing Company risk. This is done, in part, through the Company’s Enterprise Risk Management (ERM) program designed to identify and evaluate material risks, the potential impact of these risks on the enterprise, as well as steps to control and mitigate those risks. It is the responsibility of the Board to understand and oversee the Company’s ERM program. In order to maintain effective oversight, the Board has delegated to its standing Committees oversight of risks within their areas of responsibility and expertise as further described below.
Annually, the Company conducts a full enterprise risk assessment to re-evaluate critical risks and its ability to mitigate those risks. The results of the 2023 risk assessment are expected to be presented to the Board in the first half of 2024. In addition, the Company’s ERM Committee meets regularly to evaluate risks to the organization as well as existing and planned activities to mitigate those risks. The ERM Committee is comprised of certain members of our cross-functional executive leadership team including representatives from manufacturing, product lines and multiple geozones. The ERM Committee members oversee management’s mitigation activities for each top tier risk and present quarterly on a rotational basis so that each top tier risk is presented at least once annually to the Board or its committees.
As part of its oversight function, the Audit Committee discusses and implements guidelines and policies concerning financial and compliance risk assessment and management, including the process by which major financial and compliance risk exposure is monitored and mitigated. The Audit Committee also has ultimate oversight over the cybersecurity of the organization. For more information, see Item 1.C “Cybersecurity” in our annual report on Form 10-K for the year ended December 31, 2023.
The Audit Committee works with members of management to assess and monitor risks facing the Company’s business and operations, as well as the effectiveness of the Company’s guidelines and policies for managing and assessing financial, compliance and cyber risk. The Audit Committee meets and discusses, as appropriate, issues regarding the Company’s risk management policies and procedures directly with those individuals responsible for day-to-day risk management in the Company’s assurance, compliance and information security departments. The Audit Committee has also established policies and procedures for the pre-approval of services provided by the independent registered public accounting firm as described in “Audit Committee Pre-Approval Policy” in this Proxy Statement. In addition, the Audit Committee has established procedures for the receipt, retention, investigation and treatment, on a confidential basis, of complaints received by the Company regarding its accounting, internal controls, Code of Business Conduct and other matters.
The Nominating and Governance Committee periodically provides oversight with respect to risks associated with our corporate governance policies and practices, including our Corporate Governance Principles. The Nominating and Governance Committee also oversees and reviews, on an annual basis, an evaluation of the Board, each of our Board Committees. The results of those evaluations are also considered as part of the Nominating and Governance Committee’s recommendations for Committee service and rotation, as appropriate.
The Compensation and Human Resources Committee considers risks related to the attraction and retention of talent. Additionally, the Compensation and Human Resources Committee reviews our compensation plans and practices to ensure they do not encourage excessive risk taking and, instead, encourage behaviors that support sustainable value creation. The Compensation and Human Resources Committee also monitors compliance with our Minimum Share Ownership Guidelines. See “Risk Analysis of our Compensation Programs” in the Compensation Discussion and Analysis section of this Proxy Statement.
Our Safety, Environment and Sustainability Committee oversees the Company’s policies and practices to promote good stewardship, to encourage safety awareness, to monitor safety performance and to provide suggestions to management for the resolution of health, safety, environmental and sustainability concerns, all with a view towards reducing risks in those areas.
SUCCESSION PLANNING AND LEADERSHIP DEVELOPMENT
In addition to oversight of risk management, one of the priorities of our Board is to ensure that the Company has a long-term and evolving program for effective leadership development and succession. Our Board is committed to talent management and ensuring strong and effective leadership in the Company’s global management structure. Throughout the year, the Board is presented with high-potential leadership candidates and is regularly updated on key talent metrics, including diversity, recruiting, retention, and development programs. The CEO reports to the Board on an annual (or more frequent, as needed) basis concerning management development and succession planning for other key positions. In addition, the Nominating and Governance Committee conducts annual CEO succession planning.

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AGENDA ITEM 1
MANDATORY RETIREMENT
In January 2024, we further enhanced our Corporate Governance Principles by adding a mandatory retirement policy. Our policy now requires that each non-employee director retire from the Board immediately prior to the annual general meeting of shareholders following the director’s 70th birthday; provided that the Board may determine, by unanimous vote, to nominate the director for another elected term based on a director’s particular contributions and expertise.
We believe this policy will help increase diversity and allow for more frequent Board refreshment.
DIRECTOR INDEPENDENCE
The Board has affirmatively determined that each non-employee director satisfies the independence and non-employee director requirements under applicable rules of Nasdaq and the SEC. As contemplated by Nasdaq rules, the Board has adopted categorical standards to assist it in making independence determinations. These standards are available on our website at www.weatherford.com, by clicking on “Investor Relations,” then “Corporate Governance,” then “Corporate Documents,” then “Corporate Governance Principles.” However, in making independence determinations, the Board considers and reviews all relationships with each director, whether or not they fall within the categorical standards. None of the independent directors had relationships relevant to an independence determination that were outside the scope of the Board’s categorical standards.
RELATED PERSON TRANSACTIONS
In December 2023, the Board adopted a Related Party Transactions Policy to clarify the process and controls relating to proper reporting, approval and disclosure of transactions between us or any of our affiliates and our major shareholders, directors, executive officers and other employees. The Related Party Transactions Policy requires all potential related party transactions to be reported to the Company’s General Counsel and Chief Assurance Officer for presentation at the next scheduled meeting of the Audit Committee. The Audit Committee then reviews all relevant information available to it about the potential transaction and may approve the transaction if it is in the best interests of the Company and its shareholders. The Audit Committee may impose such conditions as it deems appropriate on the Company or the Related Party in connection with the approval of the potential related party transaction.
Where a potential related party transaction involves a member of the Board or one of their immediate family members, the member of the Board will not participate in any discussion or vote regarding approval or ratification of such transaction.
While the Audit Committee reviewed and discussed potential related party transactions from time to time, no related party transactions were reviewed and approved by the Audit Committee in 2023.
INDEPENDENT CHAIRPERSON AND EXECUTIVE SESSIONS
The Board will periodically appoint a Chairperson of the Board (the “Chairperson”). Both independent and management directors, including the CEO, are eligible for appointment as the Chairperson. If the Chairperson is not an independent director, the Board considers it to be useful and appropriate to designate an independent director to serve in a lead capacity to coordinate the activities of the other independent directors and to perform such other duties and responsibilities as the Board may determine. Currently, the Board has appointed Mr. Sledge, an independent director, to serve as Chairperson of the Board. Our President and CEO, Mr. Saligram, serves as a director.
Mr. Sledge, as Chairperson, oversees executive sessions, which provide the Board with the ability to independently evaluate management and openly discuss strategic and other business issues involving the Company, ensuring that the Company is upholding high standards of corporate governance. Executive sessions are held after all regularly scheduled Board and, if appropriate, Committee meetings, and at such additional times as may be needed. In 2023, executive sessions of the independent directors were held at the majority of Board meetings.
For information on how to communicate with our Chairperson and other directors, please see “Communication with Directors.”

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AGENDA ITEM 1
DIRECTOR NOMINATIONS
In obtaining the names of possible director nominees, the Nominating and Governance Committee conducts its own inquiries and considers suggestions from other directors, management, shareholders and professional director search firms. The Nominating and Governance Committee’s process for evaluating nominees identified in unsolicited recommendations from shareholders is the same as its process for unsolicited recommendations from other sources.
The Nominating and Governance Committee will consider nominees recommended by shareholders who submit their recommendations in writing to Chair, Nominating and Governance Committee, care of the Corporate Secretary, Weatherford International plc, 2000 St. James Place, Houston, Texas 77056. Recommendations received by the dates set forth below will be considered for inclusion in the slate of director nominees to be presented at the AGM in the following year. Unsolicited recommendations must contain the name, address and telephone number of the potential nominee, a statement regarding the potential nominee’s background, experience, expertise and qualifications, a signed statement confirming his or her willingness and ability to serve as a director and abide by our corporate governance policies, his or her availability for a personal interview with the Nominating and Governance Committee and evidence that the person making the recommendation is a Weatherford shareholder.
The Nominating and Governance Committee believes that nominees should possess the highest personal and professional ethics, reputation, integrity and values and be committed to representing the long-term interests of our shareholders. Directors should have a record of accomplishment in their chosen professional field and demonstrate sound business judgment. Directors must be willing and able to devote sufficient time to carrying out their duties and responsibilities effectively, including attendance at and participation in Board and Committee meetings, and should be committed to serve on the Board for an extended period of time. The Nominating and Governance Committee will consider independence, diversity of viewpoints, backgrounds and experience in determining whether a candidate will be an appropriate fit with, and an asset to, the Board of Directors. When considering existing directors, the Nominating and Governance Committee evaluates their history of attendance at Board and Committee meetings as well as contributions and effectiveness at such meetings.
Shareholders who wish to have a nominee considered by our shareholders at the AGM, must comply with the deadlines and procedures set forth in our Articles. Please see “Proposals by Shareholders” in this Proxy Statement on page 58 for more information.
COMMUNICATION WITH DIRECTORS
Any shareholder or other interested party that desires to communicate with the Board or any of its specific members, including the Chairperson or the directors as a group, should send their communication to the Corporate Secretary, Weatherford International plc, 2000 St. James Place, Houston, Texas 77056. All such communications will be forwarded, as appropriate, to the members of the Board.
We welcome input from our institutional and individual shareholders, regardless of the number of shares owned. Shareholders may also direct their comments to our U.S. Investor Relations Department in writing at 2000 St. James Place, Houston, Texas 77056 or Telephone +1 (713) 836-4000; by sending an e-mail to investor.relations@weatherford.com; or on the Company’s website at www.weatherford.com under “Investor Relations,” then “Investor Contact.”

Weatherford International plc — 2024 Proxy Statement	17

AGENDA ITEM 1
DIRECTOR COMPENSATION
We use a combination of cash and share-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting independent director compensation, we consider the size of the Board, the significant amount of time that directors expend in fulfilling their duties to the Company, as well as the level of knowledge and experience that we expect from each member of our Board. Our Compensation and Human Resources Committee is responsible for reviewing the compensation paid and granted to our independent directors and recommending any changes for approval by the Board.
Our Compensation and Human Resources Committee has retained Lyons, Benenson & Company Inc. (“LB&Co.”) as its independent compensation consultant to advise on non-employee director compensation matters. In 2023, following an analysis and comprehensive review of our non-employee director compensation program by LB&Co., on the recommendation of the Compensation and Human Resources Committee, the Board increased the target value of the equity retainers by 10% to be more in line with market practice. Otherwise, the annual retainer and standing committee fee structure remained unchanged.
As discussed above in “—Our Board and Board Committees,” a Special Committee of the Board was formed in September 2023 and all non-employee directors were appointed to serve as members of the Special Committee. In recognition of the additional time and effort expended in serving on the Special Committee during 2023, a $90,000 fee was paid to each Special Committee member. The Special Committee was dissolved in January 2024.
The compensation structure for our directors is shown below:
Cash Compensation

Position	Cash Retainer ($)
Non‐Executive Chairman of the Board	145,000
Board Member	100,000
Additional Retainers
Audit Committee Chair	20,000
Compensation and Human Resources Committee Chair	15,000
Nominating and Governance Committee Chair	10,000
Safety, Environment and Sustainability Committee Chair	15,000
Audit Committee Member	10,000
Compensation and Human Resources Committee Member	7,500
Nominating and Governance Committee Member	5,000
Safety, Environment and Sustainability Committee Member	7,500
The above retainers are designed to cover up to 10 meetings per year for the Board or any of its regular standing committees, respectively. An additional fee of $1,500 per meeting is typically paid to each director for meetings exceeding that threshold; however, simultaneous with the creation of the Special Committee, the additional meeting fee was suspended for 2023. Cash retainers are paid quarterly, in advance.
Equity Compensation

Position	2022 Target Value ($)	2023 Target Value ($)
Non‐Executive Chairman of the Board	292,000	321,200
Board Member	200,000	220,000
In 2023, the equity component of compensation was again structured as grants of restricted share units (“RSUs”) vesting on the first anniversary of the grant date with accelerated vesting in the event of death, disability or a change in control.

18	Weatherford International plc — 2024 Proxy Statement

AGENDA ITEM 1
NON-EMPLOYEE DIRECTORS’ COMPENSATION DEFERRAL PLAN
The Weatherford International plc Nonqualified Deferred Compensation Plan (the “DCP”), adopted by the Board on November 1, 2021, is a non-qualified deferred compensation plan that allows non-employee directors to defer receipt of all or a portion of shares issued in respect of equity-based compensation to a future date. Each year a participant may elect to defer receipt of such compensation awarded that year for a minimum of three years and a maximum of five years. None of our non-employee directors elected to defer any equity-based compensation under the DCP in 2023.
Participants will be fully vested at all times in their deferred equity-based compensation and any dividend equivalents made with respect thereto. The deferred compensation will be paid either (a) in a number of shares equal to the number of deferred RSUs, or (b) in (i) an amount in cash equal to the fair market value of the deferred RSUs multiplied by the then-effective highest marginal federal income tax rate, and (ii) a number of shares equal to any remaining RSUs subject to the applicable deferral election. Such payment will occur on the earliest of the distribution date specified in the participant’s deferral election, the participant’s separation from service, death or disability, or a change in control. In addition, payments may be accelerated upon occurrence of certain acceleration events specified in the DCP, or in the event of an unforeseen emergency upon the participant’s request and with the approval of the Compensation and Human Resources Committee of the Board. All amounts shall be paid from the general assets of the Company and no separate fund shall be established to secure payment. The Company may, but need not, establish a rabbi trust to assist it in funding any DCP obligations.
2023 DIRECTOR COMPENSATION
The following table sets forth the compensation paid to each of our independent directors for the year ended December 31, 2023. Information about Mr. Saligram, who serves as a non-independent director and as our President and CEO, is listed in the 2023 Summary Compensation Table in this Proxy Statement.

Name	Fees Earned or Paid in Cash	Share Awards(1)	All Other Compensation	Total
Charles M. Sledge	$262,500	$320,843	$—	$583,343
Benjamin C. Duster, IV	$220,000	$219,773	$—	$439,773
Neal P. Goldman	$217,500	$219,773	$—	$437,273
Jacqueline Mutschler	$217,500	$219,773	$—	$437,273
(1)Each non-executive director other than Mr. Sledge was awarded 4,101 RSUs on January 18, 2023 at a grant date fair value of $53.59 per share, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) — Compensation — Stock-Based Compensation (Topic 718)(“FASB ASC Topic 718”). Mr. Sledge, as the non-executive Chairperson of the Board, was awarded 5,987 RSUs on January 18, 2023 at a grant date fair value of $53.59 per share. The Committee retains discretion under the 2019 EIP to settle a portion of the directors’ RSUs in cash, and has done so in the past in amounts reasonably designed to cover the directors’ estimated tax obligations associated with the vesting. In January 2024, the cash settlement of a portion of the awards described in the table above resulted in incremental value of $90,616 for Mr. Sledge, and $62,060 for Messrs. Duster and Goldman and Ms. Mutschler.

As of December 31, 2023, the aggregate outstanding number of unvested RSUs awarded to each non-employee director is set forth below.

Name	Aggregate Number of RSUs Awarded and Outstanding at December 31, 2023 (#)
Charles M. Sledge	5,987
Benjamin C. Duster, IV	4,101
Neal P. Goldman	4,101
Jacqueline Mutschler	4,101

Weatherford International plc — 2024 Proxy Statement	19

AGENDA ITEM 2 – RATIFY APPOINTMENT OF INDEPENDENT AUDITORS AND AUTHORIZE AUDITORS’ REMUNERATION
The Board of Directors recommends that you vote “FOR” this proposal.
KPMG LLP and KPMG Chartered Accountants, Dublin (collectively, “KPMG”) served as the independent and Irish statutory auditors, respectively, for Weatherford for the year ended December 31, 2023. The Board, upon the recommendation of the Audit Committee, is asking our shareholders to ratify the appointment of KPMG LLP as our independent registered public accounting firm and auditor for the year ending December 31, 2024 and KPMG Chartered Accountants, Dublin as our statutory auditor under Irish law to hold office until the close of the 2025 AGM and to authorize the Board of Directors, acting through the Audit Committee, to determine the auditors’ remuneration. The selection of KPMG LLP as the independent registered public accounting firm for 2024 was approved by the Audit Committee and by the Board on March 6, 2024.
An ordinary resolution is required to approve this proposal (i.e., by a simple majority of the votes cast being cast “For” the proposal). If you properly give a proxy but do not indicate how you wish to vote, the persons named on the proxy card, or if you do not name your proxy or proxies, the Proxy Holders, will vote for the proposal.
Representatives of KPMG LLP will be present at the AGM to respond to any appropriate shareholder questions and will be given an opportunity to make a statement, if they so desire.
KPMG FEES
The following table presents fees for professional audit services rendered by KPMG for the audit of the annual consolidated financial statements and statutory financial statements of Weatherford for the years ended December 31, 2023 and December 31, 2022 and fees billed for other services rendered by KPMG during those periods. All fees were approved by the Audit Committee pursuant to its pre-approval policy.

	2023	2022
Audit fees(1)	$5,980,592	$5,823,000
Audit-related fees(2)	$—	$—
Tax fees(3)	$27,345	$84,000
All other fees(4)	$—	$—
TOTAL	$6,007,937	$5,907,000
(1)Audit fees consist of professional services rendered for the audit of Weatherford’s annual financial statements, the audit of the effectiveness of Weatherford’s internal controls over financial reporting and the reviews of Weatherford’s quarterly financial statements. This category also includes fees for issuance of comfort letters, consents, assistance with and review of documents filed with the SEC, statutory audit fees, work performed by tax professionals in connection with the audit and quarterly reviews and accounting consultations and research work necessary to comply with the standards of the Public Company Accounting Oversight Board (United States).
(2)Audit-related fees include consultations concerning financial accounting and reporting matters not required by statute or regulation. There were no audit-related fees for the years ended December 31, 2023 and December 31, 2022.
(3)Tax fees consist of non-U.S. tax compliance, planning and U.S./non-U.S. tax-related consultation.
(4)All other fees include certain other advisory services and do not include any fees for financial information systems design and implementation. There were no other services performed for the years ended December 31, 2023 and December 31, 2022.

20	Weatherford International plc — 2024 Proxy Statement

AGENDA ITEM 2
AUDIT COMMITTEE PRE-APPROVAL POLICY
The Audit Committee has established a pre-approval policy for all audit and non-audit services to be provided by our independent auditor, which was last reviewed and approved on March 6, 2024. There are two types of pre-approval. “General” pre-approval is based on pre-determined types of services. “Specific” pre-approval is required for certain types of services or if a service is expected to exceed budgeted amounts. “Specific” pre-approval must be obtained through direct communications with the Audit Committee or the Chair of the Audit Committee, to whom the Audit Committee has delegated pre-approval authority. The Chair of the Audit Committee must report any pre-approved decisions to the Audit Committee at its next scheduled meeting. During 2023, all services performed by the independent auditor were subject to the pre-approval policy.
The Audit Committee has designated the Company’s Chief Assurance Officer to monitor and report on the performance of all services provided by our independent auditor and to determine whether such services are in compliance with the pre-approval policy. Accordingly, the Chief Assurance Officer periodically reports to the Audit Committee regarding the results of this monitoring.
AUDIT COMMITTEE REPORT
April 24, 2024
The Audit Committee represents and assists the Board in providing independent, objective oversight of the Company’s accounting functions and internal control over financial reporting. The Audit Committee acts under a charter which is available on the Company’s website at www.weatherford.com under “Investor Relations,” then “Corporate Governance,” then “Corporate Documents,” then “Audit Committee Charter.” The Board has determined that each member of the Audit Committee satisfies the requirements of Nasdaq as to independence, financial literacy and expertise. In addition, each member of the Audit Committee qualifies as an independent director and possesses the requisite competence in accounting or auditing in satisfaction of the requirements for audit committees prescribed by the Irish Companies Act 2014.
Management is responsible for the Company’s financial statements and the reporting process, including the system of disclosure controls and procedures and internal control over financial reporting.
KPMG LLP, the Company’s independent registered public accounting firm, is responsible for expressing an opinion on the conformity of our financial statements with accounting principles generally accepted in the U.S. and on the effectiveness of the Company’s internal control over financial reporting.
In discharging its oversight role, the Audit Committee has:
•reviewed and discussed with management the audited financial statements of Weatherford International plc as of and for the year ended December 31, 2023; and
•discussed with KPMG LLP, the matters required by Auditing Standard 1301 relating to the conduct of the audit. The Audit Committee received from KPMG LLP the written disclosures required by the Public Company Accounting Oversight Board regarding KPMG LLP’s independence. The Audit Committee discussed with KPMG LLP its independence and reviewed other matters required to be considered under Securities and Exchange Commission rules regarding KPMG’s independence.
The Audit Committee and the Board believe that, due to KPMG LLP’s knowledge of the Company and the industry in which the Company operates, it is in the best interest of the Company and its shareholders to continue the retention of KPMG LLP to serve as the Company’s independent registered public accounting firm. Although the Audit Committee has the sole authority to appoint the independent registered public accounting firm, the Audit Committee recommends that the Board ask the shareholders to ratify the appointment of the independent registered public accounting firm at the AGM.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in the Annual Report on Form 10-K of Weatherford International plc for the year ended December 31, 2023.

Charles M. Sledge (Chair)	Benjamin C. Duster, IV	Neal P. Goldman (Vice Chair)

Weatherford International plc — 2024 Proxy Statement	21

AGENDA ITEM 3 – ADVISORY APPROVAL OF EXECUTIVE COMPENSATION
The Board of Directors recommends that you vote “FOR” this proposal.
We are asking our shareholders to approve, on a nonbinding advisory basis, the compensation of our named executive officers (“NEOs”) pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as disclosed in this Proxy Statement. While this vote is not binding on our Company, the results of the vote on this proposal will be carefully considered by the Board and the Compensation and Human Resources Committee when making future executive compensation decisions. We conduct annual nonbinding advisory votes on our NEOs’ compensation. Following the vote at the AGM, we expect that the next nonbinding advisory vote on the compensation of our NEOs will take place at our 2025 Annual Meeting.
We urge you to carefully review the Compensation Discussion and Analysis, or “CD&A” section in this Proxy Statement, as well as the 2023 Summary Compensation Table, other compensation tables and related narrative discussion for more information regarding the compensation of our NEOs. As described in those sections, our compensation program is designed and administered to:
•attract, motivate, retain and reward the key leadership and managerial talent needed for our Company to achieve its goals and objectives;
•align the interests of our executives and shareholders through the use of performance-based short-term cash and time- and performance-based long-term equity incentive compensation;
•promote long-term value creation and growth strategies; and
•require our executives to focus on both the short-term and long-term value creation and growth strategies of the Company.
We believe the information in this Proxy Statement demonstrates the successful design and implementation of a market competitive compensation program that aligns shareholders’ and management’s interests. Accordingly, the Board of Directors recommends that shareholders approve the program by approving the following resolution:
“RESOLVED, that the shareholders of the Company approve, on a nonbinding advisory basis, the compensation of the Company’s named executive officers disclosed pursuant to Item 402 of Regulation S-K, including the Executive Compensation section of the Proxy Statement for the Company’s 2024 AGM, which includes the Compensation Discussion and Analysis, the 2023 Summary Compensation Table and other executive compensation tables and accompanying narrative discussion.”
An ordinary resolution is required to approve this proposal (i.e., by a simple majority of the votes cast being cast “For” the proposal). If you properly give a proxy but do not indicate how you wish to vote, the persons named on the proxy card, or if you do not name your proxy or proxies, the Proxy Holders will vote for the proposal.

22	Weatherford International plc — 2024 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
In 2023, Weatherford sustained its transformative financial and operational performance, building on four years of demonstrating our capacity for substantial change and achievement. The year showcased our commitment to continual improvement in financial performance, ultimately geared towards creating shareholder value.
Throughout the year, our operational and financial discipline propelled us to new heights. We actively worked to reshape our operating profile by reducing debt, receiving positive rating upgrades, establishing new coverage with credit rating agencies, and implementing substantial improvements to our capital structure. These efforts significantly bolstered liquidity and balance sheet flexibility.
Our strategic investments in technology differentiation strengthened our competitive position, leading to the successful acquisition of new projects worldwide. Our commitment to workforce development was evident through increased investments in training and leadership programs. This initiative aims to cultivate industry-leading talent internally while attracting top professionals from the broader marketplace.
These initiatives and outcomes underscore our dedication to realizing our strategic objectives and serve as a catalyst for entering a new phase of growth. Our financial highlights from 2023 include:
•Full year revenue of $5,135 million, increased 19% from prior year, driven by international revenue growth of 26%
•Full year operating income of $820 million, increased 99% from the prior year
•Full year net income of $417 million, an 8.1% net income margin, increased by 1,504% from the prior year
◦Second consecutive year of positive net income — the first time in over 14 years and the highest level since 2008 (excluding the gain from bankruptcy emergence)
•Full year adjusted EBITDA* of $1,186 million, a 23.1% adjusted EBITDA margin*, increased 45% and 423 basis points from the prior year
◦Highest full year adjusted EBITDA margins* in over 15 years
•Full year cash provided by operating activities of $832 million and adjusted free cash flow* of $651 million
◦Generated >$1.3 billion of adjusted free cash flow* over the last 4 years
•$519 million of debt reduction through January 2024
•Announced $550 million credit facility with $300 million borrowing capacity and five-year maturity
•Received credit rating upgrades from S&P Global Ratings to ‘B+’ (with a positive outlook) and Moody’s to ‘B1’ (with a positive outlook); newly initiated Fitch Ratings of ‘B+’
These results have delivered significant value for our shareholders, which is further highlighted by the Company’s increased market capitalization and share price performance, including:
•Market cap increase of 4,609% and share price increase through December 29, 2023of 4,471% since Mr. Saligram joined the Company on October 12, 2020
•Market cap increase of 712% and share price increase through December 29, 2023 of 689% since the Company uplisted on Nasdaq on June 2, 2021
•Share price increase of 92% for the full year 2023, outpacing the industry standard OIH index, the largest companies in the sector, the S&P 500, the Dow Jones U.S. Select Oil Equipment & Services Index and S&P 500

* Adjusted EBITDA, adjusted EBITDA margin and adjusted free cash flow are non-GAAP financial measures. Please refer to Annex A for more information about these measures, as well as a reconciliation of the non-GAAP financial measures to the most closely related GAAP financial measures.

Weatherford International plc — 2024 Proxy Statement	23

COMPENSATION DISCUSSION AND ANALYSIS

The significant growth in our market cap and performance in the share price has led to substantial value creation for shareholders effectively creating $3.5 billion of market value during 2023 alone.
As Weatherford continues to advance its financial performance, the Board reiterates its commitment to a compensation philosophy that aligns with the Company's success, competitiveness in the marketplace, and the ability to attract and retain talent across the organization, serving as a crucial driver for creating shareholder value. We strongly advocate for a pay-for-performance culture, connecting compensation to results and rewarding our executives for exceptional company performance. The payouts in our performance-based incentive plans for the Company's 2023 performance highlight our commitment to this culture, as reflected in our recent annual and long-term results.
In the first quarter of 2024, the Company continued refining its executive leadership through the following actions:
•Richard Ward joined the Company as Executive Vice President of Global Field Operations, overseeing all geozone operations.
•David Reed, previously Senior Vice President and Chief Commercial Officer, was promoted to Executive Vice President and Chief Commercial Officer.
•Depinder Sandhu, formerly Senior Vice President Global Product Lines, was elevated to Executive Vice President Global Product Lines and Technology.
•Charles “Chuck” Davison, Executive Vice President, Chief Fulfillment & Enterprise Infrastructure Officer, and Joseph Mongrain, Executive Vice President and Chief People Officer, both exited the Company.
As we step into 2024, Weatherford has experienced a substantial transformation, setting itself apart not just from its history but also within the industry. Adopting a forward-looking perspective, we are proactively crafting a purpose-driven, more streamlined, and less capital-intensive organization that emphasizes technology differentiation and operational excellence. Closing the chapter on 2023, our confidence in our capacity to perform and execute has never been greater. Weatherford stands as a redefined company, strategically positioned for success in the dynamic landscape ahead.

24	Weatherford International plc — 2024 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Named Executive Officers
This Compensation Discussion and Analysis (“CD&A”) describes the 2023 decisions made concerning the compensation of the Company’s Named Executive Officers (“NEOs”) listed in the table below. It also discusses our overall compensation philosophy and fundamental principles, our compensation planning and decision-making process, as well as our 2023 performance results and executive compensation outcomes.

Named Executive Officer	Position in 2023
Girishchandra K. Saligram	President, Chief Executive Officer & Director (“CEO”)
Arunava Mitra	Executive Vice President & Chief Financial Officer
Scott C. Weatherholt	Executive Vice President, General Counsel & Chief Compliance Officer
Desmond J. Mills(1)	Senior Vice President & Chief Accounting Officer
Charles W. Davison, Jr.(2)	Executive Vice President, Chief Fulfillment & Enterprise Infrastructure Officer
Joseph H. Mongrain(2)	Executive Vice President & Chief People Officer
(1) Mr. Mills also served as our Interim Chief Financial Officer from January 1 – January 2, 2023 until Mr. Mitra joined on January 3, 2023.
(2) Mr. Davison and Mr. Mongrain departed Weatherford on February 6, 2024.

Weatherford International plc — 2024 Proxy Statement	25

COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION PROGRAM OVERVIEW
During 2023, the Compensation & Human Resources Committee (the “Committee”) approved a number of changes to our compensation program and associated plans and policies in order to better align with our strategic initiatives, maintain competitiveness and ensure compliance with legislative and listing requirements.
The key changes to our compensation program in 2023 are summarized in the table below:

Element / Program / Policy	2023 Changes
Base Salary	Selected increases to align more closely with the competitive marketplace
Clawback Policies
Adopted an executive officer policy aligned to new SEC requirements and Nasdaq listing standards, while maintaining our general policy that allows the Board discretion to clawback incentive compensation in the event of “detrimental activity” by an NEO or other covered employee

Equity Award Split	Increased the relative portion of the annual equity award granted in the form of performance share units from 50% to most NEOs in 2022 to 60% in 2023, and from 60% to the CEO in 2022 to 70% in 2023.

Compensation Philosophy and Program Objectives
We have developed our compensation program based on the overarching belief that compensation should:
•Attract, motivate, retain and reward the key executive and managerial talent needed for our Company to achieve its goals and objectives;
•Reflect performance, aligning the interests of our executives and shareholders through the use of performance-based short-term cash and time- and performance-based long term equity incentive compensation;
•Promote long-term value creation and growth strategies; and
•Ensure line-of-sight toward the key performance measures that are indicative of Company growth and gains in shareholder value.
We believe in transparency in executive compensation and have designed our program to be easy to understand, performance-driven and appropriately aligned with shareholders’ interests. To this end, our program:
•Reflects competitive market practices in both compensation plan design and compensation opportunities;
•Emphasizes absolute and relative financial results through both our short- and long-term incentive plans; and
•Aligns with our strategic objectives on growth and relative performance.

26	Weatherford International plc — 2024 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS
The Committee reviews and considers this philosophy from time to time, with input from our independent compensation consultant Lyons, Benenson & Company Inc. (“LB&Co.”), and makes adjustments as needed. The following table outlines how we believe the major categories of our NEO compensation program align with our overall compensation philosophy:

Compensation Element	Description	Underlying Principle
Base Salary
•Fixed cash compensation that is predicated on responsibility, skills and experience

•Generally reviewed annually and may be modified on the basis of merit, promotion, internal equity considerations and/or market adjustments
•Attract and retain high caliber talent with a competitive level of stable compensation •Provide a solid foundation for a market competitive compensation package
Short-Term Incentive Plan Opportunities	•Annual cash compensation tied to the achievement of pre-determined short-term performance goals approved annually by the Committee
•Reward achievement of corporate, business unit (where applicable) and individual NEO goals and contributions to the Company

•Promote line-of-sight toward the Company’s real-time growth

•Motivate the achievement of quantitative performance goals

Long-Term Incentive Plan Opportunities
•Drive Company performance and align interests of NEOs with those of shareholders

•Long-term incentive awards are delivered to our NEOs in a combination of time-vested restricted share units (“RSUs”) and performance share units (“PSUs”)

•Reward performance that drives long-term shareholder value creation and sustained results across industry cycles and market changes

•Promote retention through a periodic equity grant program with long-term vesting schedules

•Encourage long-term share ownership

•Align executive and shareholder interests

Pay Mix & Overall Compensation Structure
The primary elements of our annual executive compensation program are base salary, short-term incentive compensation (cash) and long-term incentive compensation (equity). Our compensation structure embodies our commitment to aligning executive pay with performance. A meaningful portion of our NEOs’ total compensation is linked to the achievement of predetermined quantitative performance goals through our 2023 Short-Term Annual Incentive Plan (“STI Plan”), as well as rigorous financial and operational return goals through our equity-based programs.
A majority of the LTI Plan awards granted to our NEOs in 2023 are performance-based, with the vesting and ultimate value delivered being wholly dependent upon the achievement of predetermined financial, strategic and operational goals, as well as the Company’s relative share price performance.
The following graphics illustrate the mix between fixed pay (base salary) and variable pay (STI Plan and LTI Plan compensation) for our CEO and the average of our other NEOs, in each case based on 2023 target compensation levels. Actual 2023 compensation, which is discussed later in this CD&A, varies based on actual performance. In 2023, 89.1% of

Weatherford International plc — 2024 Proxy Statement	27

COMPENSATION DISCUSSION AND ANALYSIS
our CEO’s target compensation, and, on average, 76.7% of our other NEOs’ target compensation, was “at risk,” or not guaranteed; and 10.9% and 23.3%, respectively, was fixed in the form of base salary.
Compensation Practices & Policies
The following table presents an overview of our compensation structure and the fundamental compensation practices and policies we do and do not follow, in accordance with best practice in compensation governance.

What We Do		What We Do Not Do
✓
Pay For Performance — We align the interests of our executives and shareholders through the use of performance-based annual cash incentive compensation and performance-based long-term equity incentive compensation.
		✗	Automatic Salary Increases or Guaranteed Bonus Payments
✓	Double-Trigger Change in Control — a “change in control” by itself is not sufficient to trigger payments, it must also be accompanied by a qualifying termination.	✗	Income or Excise Tax Gross Ups
✓
Clawback Policies — We have a comprehensive executive officer clawback policy regarding the recoupment of incentive-based compensation in the event of a financial restatement in accordance with applicable law and Nasdaq listing requirements. We also maintain the discretionary ability to clawback incentive-based compensation if an executive engages in "detrimental activity.”
✗
Permit Pledging & Hedging of our Securities- We maintain robust anti-pledging and anti-hedging policies, as well as an insider trading policy, that prohibits any short sale activities by our NEOs and independent directors.

✓
Share Ownership Guidelines — We maintain meaningful director and NEO share ownership guidelines including, for 2023, the requirement that our CEO accumulate a holding of 10 times his base salary; that our other NEOs accumulate 5 times their base salary; and that our independent directors accumulate 8 times their annual cash retainers.
		✗	Provide Defined Benefits / Supplemental Retirement Plans
✓
Annual Risk Assessment — We conduct an annual comprehensive risk analysis of our executive compensation program with our independent compensation consultant to ensure that our program does not encourage inappropriate risk-taking.
		✗	No Plan Design Features that Encourage Excessive or Imprudent Risk Taking
✓
Compensation Benchmarking — We compare our executives’ target total compensation opportunities to a peer group for market comparable data. We evaluate that peer group annually to ensure that it remains appropriate, and we add or remove peers when warranted.
		✗	Provide Employment Agreements to our NEOs
✓	Independent Compensation Consultant — We engage an independent compensation consultant to review and provide recommendations regarding our executive and independent director compensation program.	✗	Reprice or Buyout Underwater or Out of the Money Options or Share Appreciation Rights Without Shareholder Approval

28	Weatherford International plc — 2024 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS
THE COMPENSATION SETTING PROCESS
The Committee oversees our executive compensation program, working closely with LB&Co., and reviews, at least annually, the design of our compensation program to assess whether any changes are indicated by market practice or best governance standards. The Committee’s Charter, which documents its authority and responsibilities, is available on the Investor Relations page on the Company’s website.
The Role of the Compensation and Human Resources Committee
Structure of the Committee: Currently, the Committee consists of three members of the Board, each of whom qualifies as independent under Nasdaq listing standards. We recognize the value of the independent Directors’ perspectives on the Board and, as such, the Non-Executive Chairman of the Board, though not an official member of the standing committee, generally participates in all meetings of the Committee. The Committee and the Board meet regularly, and in 2023 the Committee held seven meetings, the majority of which ended with an executive session without management present.
Decision Making: The primary goal of the Committee is to fulfill the Board’s oversight responsibilities related to setting, monitoring and implementing the Company’s compensation philosophy, strategy and programs. In discharging its duties and determining compensation for our executive officers, the Committee considers, among other things, the executive officer’s position, responsibilities, experience, expertise, knowledge and qualifications, market factors, the industry in which we operate and compete, recruitment and retention factors, the executive officer’s individual performance and compensation history, internal equity among our executive team as well as competitive positioning relative to similarly situated executives in our peer group, and our overall compensation philosophy. The Committee also considers the recommendations of the CEO relating to executive officers, other than himself, and is supported in its work by LB&Co.
The Committee’s Compensation Setting & Performance Review & Measurement Process:

CEO Compensation: The Committee reviews Mr. Saligram’s performance throughout the year, incorporating feedback directly from the Board. Based on their evaluation, the Committee then recommends to the Board the compensation of the CEO without any management input. Compensation decisions related to the CEO are approved by the non-employee members of the Board after considering the recommendation of the Committee. The CEO is not present during voting or deliberations relating to his own compensation.
The Role of the Independent Compensation Consultant: The Committee has retained LB&Co. as its independent compensation consultant to provide advice regarding executive and director compensation and related corporate governance matters.
Compensation Consultant Conflict of Interest Assessment: As required by rules adopted by the SEC under Dodd-Frank, the Committee assessed all relevant factors and concluded that LB&Co. was independent and the work provided by LB&Co. did not raise any conflict of interests in 2023. In making this determination, the Committee considered all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act.
2023 Peer Group and Benchmarking
The Committee reviews the potential total compensation package for each of the executive officers against a preselected peer group of companies, based on data compiled by LB&Co. The Committee uses the peer group as a reference in developing its executive compensation program and in assessing the competitiveness of its executive compensation

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COMPENSATION DISCUSSION AND ANALYSIS
levels. The Committee augments the peer group analyses with broad-based survey data from Willis Towers Watson and Mercer. The Committee compares executive officer compensation against these peer companies through a benchmarking analysis to ensure that the Company’s executive officer compensation packages are reasonably competitive with those provided by the Company’s peers.
In the third quarter of 2022 and again in the first quarter of 2023, the Committee, in consultation with LB&Co. and management, reviewed the composition of our peer group to be utilized for 2023 and determined that no changes were necessary at that time. While certain of the companies listed in the peer group are not direct competitors of Weatherford, the Committee believed that this peer group continued to provide an accurate representation of market factors necessary to ensure competitive compensation benchmarking.

2023 PEER GROUP
ChampionX Corporation	MasTec, Inc.
Clean Harbors, Inc.	Nabors Industries Ltd.
Donaldson Company, Inc.	NexTier Oilfield Solutions Inc.[1]
Expro Group Holdings N.V.	NOV Inc.
Flowserve Corporation	Oceaneering International, Inc.
Halliburton Company	Patterson-UTI Energy, Inc.
Helmerich & Payne, Inc.	TechnipFMC plc
Ingersoll Rand Inc.	Vontier Corporation
KBR, Inc.	Transocean Ltd.
[1] NexTier Oilfield Solutions, Inc. was acquired by Patterson-UTI Energy, Inc. in September 2023

We believe the companies in the 2023 peer group are within an appropriate range and have similar business characteristics and relevant compensation practices compared to us.
Shareholder Engagement & Say-on-Pay
The Committee values the input of our shareholders and takes their feedback into account when designing and approving our executive compensation programs.
As part of our investor relations program, we regularly engage with our shareholders throughout the year to gain insight into their key issues and areas of concern. Our goal is to be responsive to our shareholders and to ensure that we understand and address their concerns and observations.
In 2023, our Say-on-Pay results improved dramatically, with 98.6% of the shares voted at our 2023 Annual Meeting of Shareholders cast in support of our Say-on-Pay proposal.

30	Weatherford International plc — 2024 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS
Elements of the 2023 Executive Compensation Program
Base Salaries
The Committee reviews base salaries at least annually but may also do so more frequently in connection with a promotion, a significant change in the scope and responsibility of a role, or due to changes in market conditions. In performing such a review, the Committee considers, among other factors, the executive’s job duties, critical skills, performance and achievements, and the incumbent’s base salary relative to that of similarly situated executives at companies in our peer group.
The 2022 and 2023 base salaries for each of our NEOs are set forth in the table below, which also indicates the year-over-year percentage change. Base salaries for our NEOs were reviewed in January 2023 at which time it was determined that the below increases in base salaries were appropriate to remain competitive and promote retention.

	Base Salary
NEO	2022	2023	% Change
Girishchandra K. Saligram	$900,000	$1,000,000	11.1%
Arunava Mitra[1]	-	$525,000
Scott C. Weatherholt	$425,000	$475,000	11.8%
Desmond J. Mills	$360,000	$400,000	11.1%
Charles "Chuck" W. Davison, Jr.	$475,000	$500,000	5.3%
Joseph H. Mongrain	$390,000	$410,000	5.1%
1 Mr. Mitra joined the Company in January 2023. In addition to Mr. Mitra’s base salary, he also received a cash sign-on bonus of $410,000. The sign-on bonus was paid in March 2023, subject to repayment in full upon resignation or termination for cause prior to March 2024.

STI Plan Annual Incentive Awards
STI Plan awards are designed to reward executives for the achievement of Company and individual annual performance goals. Each year the Committee establishes a STI Plan target for each executive expressed as a percentage of the executive’s base salary. The targets take into account input from LB&Co. and any factors that the Committee deems relevant, such as competitive compensation levels, the recommendation of our CEO (except with respect to his own target), responsibilities of the executives and the Committee’s view of market conditions.
2023 STI Plan targets, expressed as percentages of base salaries, for our NEOS are presented below:

	Short-Term Incentive Target (% of Base Salary)
NEO	2022	2023	Change
Girishchandra K. Saligram	125%	125%	—
Arunava Mitra[1]	-	90%
Scott C. Weatherholt	90%	90%	—
Desmond J. Mills	65%	65%	—
Charles "Chuck" W. Davison, Jr.	90%	90%	—
Joseph H. Mongrain	75%	90%	15%
1Mr. Mitra joined the Company in January 2023.
STI Plan: 2023 Performance Goals
Payouts under the 2023 STI Plan were determined primarily with reference to our achievement of corporate performance goals related to adjusted EBITDA and adjusted free cash flow, each weighted at 35%. Our NEO’s individual performance ratings were weighted at 30% and were designed to take into account individual objectives that are aligned to our annual strategy and each NEO’s specific scope of responsibility. The relative weight of adjusted EBITDA and adjusted free cash flow reflects the Committee’s belief that those metrics would have the most significant affect in building our strategic and financial position for the 2023 STI Plan performance period.
Consistent with prior years, we continue to believe that safety is a key and overriding principle of the Company’s culture. As such, we have maintained a safety modifier to allow for adjustments to our STI Plan payouts based on our 2023 Health Safety and Environment (“HSE”) performance. The HSE modifier is determined in the sole discretion of the Committee based on HSE performance during the year.

Weatherford International plc — 2024 Proxy Statement	31

COMPENSATION DISCUSSION AND ANALYSIS
The Committee set the following performance goals in the first quarter of 2023 based on the prevailing operating environment at that time, our associated business plan and external guidance provided to investors:

	Threshold	Target	Maximum
Adjusted EBITDA (in millions)	$860	$945	$1,020
Adjusted Free Cash Flow (in millions)	$200	$250	$300
Payout (as a percent of target)	50%	100%	200%
The Committee acknowledged that the 2023 adjusted free cash flow target was slightly below the previous year’s actual performance in order to account for the Company’s anticipated need to invest in both net working capital and capital expenditures throughout 2023.
Adjusted EBITDA. Increasing the Company’s adjusted EBITDA continued to be a key objective for 2023. Adjusted EBITDA is a non-GAAP financial measure, and represents earnings before interest, taxes, depreciation, and amortization and excludes, among other items, restructuring charges, share-based compensation expense, as well as other charges and credits. See Annex A to this proxy statement for a reconciliation of GAAP to Non-GAAP measures.
Adjusted Free Cash Flow. The Committee continued to believe that the adjusted free cash flow metric was important to the Company’s shareholders and generally viewed as a measure of financial success and ability to reduce debt—a key focus of the Company. In setting dollar thresholds, the Committee evaluated historical performance, as well as internal projections and expectations. Adjusted free cash flow is a non-GAAP financial measure calculated as cash flows provided by (used in) operating activities, less capital expenditures plus proceeds from disposition of assets. See Annex A to this proxy statement for a reconciliation of GAAP to Non-GAAP measures.
STI Plan awards earned for a given year are typically paid in March of the following year. All NEO award payments are approved by the Committee and certified by our Chief Assurance Officer (as directed by the Audit Committee) prior to any payment being made.
Maximum individual awards under the STI Plan are capped at 200% of target. In the event of unforeseen developments, the Committee may determine that modifying the STI Plan goals or the potential award payments would be appropriate based on extraordinary circumstances. There were no such modifications to the 2023 STI Plan.
2023 STI Plan Results and Payouts.
Overall performance far exceeded the target goals established for the year, resulting in maximum achievement on both adjusted EBITDA and adjusted free cash flow performance. Although the Company significantly overachieved the financial metrics, the Company continues to hold high standards relating to safety and acknowledges that further improvement on safety is possible. Upon the recommendation of the CEO and Management, the Compensation Committee applied a HSE modifier due to safety issues, which had the effect of reducing the payout.

	Threshold	Target	Maximum	Actual	% Payout
Adjusted EBITDA (in millions)	$860	$945	$1,020	$1,186	200%
Adjusted Free Cash Flow (in millions)	$200	$250	$300	$651	200%
Payout (as a percent of target)	50%	100%	200%

NEO	Target (%)	Weighted Financial Metric Payout (%)	Individual Performance Rating Achievement (%)	HSE Modifier (%)	Final Adjusted Achievement (%)	Final Payout ($)
Girishchandra K. Saligram	125%	140%	57%	(5)%	192%	$2,400,000
Arunava Mitra	90%	140%	57%	(5)%	192%	$907,200
Scott C. Weatherholt	90%	140%	57%	(5)%	192%	$820,800
Desmond J. Mills	65%	140%	57%	(5)%	192%	$499,200
Charles "Chuck" W. Davison, Jr.(1)	90%	140%	15%	(5)%	150%	$675,000
Joseph H. Mongrain(1)	90%	140%	15%	(5)%	150%	$553,500
(1) Mr. Davison and Mr. Mongrain each departed the Company before the 2023 STI Plan payment date; however, in consideration of the close proximity to the payment date and as additional consideration for obtaining a release of claims as part of their termination, the Committee authorized payment of the above amounts under the 2023 STI Plan in connection with their termination.

32	Weatherford International plc — 2024 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS
The Committee approved 2023 STI Plan payouts to each NEO in the amounts shown in the table above. The approved amounts were paid in cash to each of the NEOs in the first quarter of 2024. The average STI Plan payout for our NEOs in 2023 was approximately 178% of target.
LTI Plan: 2023 Awards
Our annual equity-based long-term incentive compensation is designed to align the interests of our executives with those of our shareholders. In 2023, we sought to tie a significant portion of compensation to our financial and operational performance by designing our LTI Plan metrics to include a significant weighting tied to relative total shareholder return. For the awards made in January 2023, the Committee determined target LTI Plan award values for each NEO as set forth below.

	Long-Term Incentive Awards
	% of Base Salary			2023 Awards
NEO	2022	2023	Change	RSUs	PSUs	Total
Girishchandra K. Saligram	690%	690%	-	38,586	90,036	128,622
Arunava Mitra	-	330%	-	12,918	19,377	32,295
Scott C. Weatherholt	300%	300%	-	10,625	15,938	26,563
Desmond J. Mills	115%	110%	(5)%	4,101	4,101	8,202
Charles "Chuck" W. Davison, Jr.	-	275%	-	10,252	15,378	25,630
Joseph H. Mongrain	160%	160%	-	4,891	7,337	12,228

Consistent with prior years, LTI Plan awards for NEOs in 2023 are intended to address both the long-term performance and retention objectives of our equity compensation philosophy.
Award Mix. LTI Plan awards are delivered as a mix of time-based RSUs and performance-based PSUs. In 2023, Mr. Saligram received 70% PSUs and 30% RSUs, Mr. Mills received an equal weighting between RSUs and PSUs, and all other NEOs received 60% PSUs and 40% RSUs. The award mix for 2023 was more heavily weighted toward performance share units than in 2022 where most NEOs received 50% PSUs and the CEO received 60% PSUs, underscoring our commitment to aligning executive pay with performance.
Number of Units. The target number of PSUs and RSUs for each executive is determined by dividing the target value by the volume-weighted average closing share price of our ordinary shares for the seven trading days immediately preceding and inclusive of the grant date.
Vesting Schedule. RSUs vest in equal annual installments on each of the first three anniversaries of the grant date. PSUs will cliff-vest, to the extent earned, following the conclusion of the performance period on December 31, 2025.
Performance Metrics. The PSUs are based on achievement of a specified cumulative 3-year TSR, weighted at 40%, and four different strategic initiatives related to customer fulfillment, structural cost improvements, net working capital and days to invoice, each weighted at 15%. Details regarding these performance targets are competitively sensitive information, therefore they will be disclosed only in our future SEC disclosures as the performance period is completed. No PSUs will be earned in the event that threshold levels are not achieved. 50% of PSUs awarded may be earned if threshold performance levels are achieved, 100% may be earned if target performance levels are achieved, and 200% may be earned if maximum levels of performance are achieved, with linear interpolation for any results that fall in between threshold and maximum.
As previously disclosed, in January 2022 the Committee approved adjusting the Company’s long-term equity incentive awards to have a three-year vesting period versus the two-year period utilized in 2021. As such, no PSUs vested at the end of 2023.
2023 WAGE Program Awards
As previously disclosed, in November 2021, the Board approved the implementation of the Weatherford Accelerating Growth & Efficiency Program, or WAGE Program, a special incentive plan intended to motivate key executives and employees to deliver significant returns to our investors over the mid- to long-term. WAGE Program grants consist entirely of PSUs governed by a single performance measure: sustained growth in share price. The underlying metrics are competitively sensitive information; therefore, they will be disclosed only in our future SEC disclosures when the performance period is completed.
In January 2023, 40,000 PSUs were granted to Mr. Mitra under the WAGE Program in accordance with his November 2022 offer letter and in connection with his appointment as Chief Financial Officer of the Company during the performance period. The WAGE PSUs were granted to Mr. Mitra on the expectation that he would be instrumental in helping the

Weatherford International plc — 2024 Proxy Statement	33

COMPENSATION DISCUSSION AND ANALYSIS
Company achieve the WAGE Program’s performance metrics of sustained growth in share price throughout the remainder of the performance period. Also in January 2023, 5,000 PSUs were granted to Mr. Mills under the WAGE Program in recognition of his service as interim Chief Financial Officer prior to Mr. Mitra’s appointment. The WAGE PSUs granted to Messrs. Mitra and Mills in 2023 were also intended to more closely align the recipients with the WAGE Program award levels of the other NEOs, none of whom received additional grants under the WAGE Program in 2023. The WAGE PSUs granted to Messrs. Mitra and Mills are subject to the same performance metrics and vesting requirements applicable to the other WAGE Program award recipients.
Additionally, in order to promote retention among key executives and employees, all WAGE Program participants have to remain employed by the Company through the end of the performance period on December 31, 2024 in order to vest and receive full payout under the WAGE Program awards. Participants who are terminated without cause or resign for good reason during the final year of the performance period are entitled to prorated vesting with settlement of the shares earned occurring only after the end of the performance period. Consistent with all other equity awards granted under the 2019 EIP, the Committee reserves the right to accelerate the vesting of such WAGE awards in its discretion, subject to the considerations set forth in the 2019 EIP and the relevant award agreements.

34	Weatherford International plc — 2024 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS
PERQUISITES AND OTHER GENERALLY AVAILABLE BENEFITS AND COMPENSATION
From time to time, we provide our NEOs with limited perquisites and other personal benefits that we believe are reasonable and consistent with the practices of our peer group. Our NEOs are also eligible for Company-wide benefits on the same basis as other full-time employees in the countries in which the NEOs are employed. Each of our NEOs is employed in the United States, and as such, these benefits include the right to participate in a 401(k) plan, life insurance premiums, and health, medical and welfare programs. The Company does not consider the financial value of these benefits to be material within the context of the NEOs’ overall compensation package. Additionally, each NEO is entitled to severance benefits under our Amended and Restated Executive Severance Plan and our Third Amended and Restated Change in Control Severance Plan, each as described below.
In December 2022, the Company implemented financial planning assistance for our vice presidents, senior vice presidents and executive vice presidents, including the NEOs, and executive health screenings for certain managerial level employees, including the NEO population, beginning in 2023. Utilization of these screenings is at the discretion of the individual NEO. Additionally, because the Committee believes the safety and security of our leadership is of the utmost importance to the Company and its shareholders, the Company provided physical and cyber security benefits to Mr. Saligram at his personal residence in 2023.
The amounts of these perquisites are shown in the 2023 Summary Compensation Table and the related footnotes. The Company considers these programs to be for the benefit of the Company, encouraging executives to proactively manage their health and complex financial/tax situations, thereby enabling them to focus on the business. The Company does not consider the financial value of these additional benefits to be material within the context of the NEOs’ overall compensation package.
EXECUTIVE SEVERANCE PLAN
The Weatherford International plc Amended and Restated Executive Severance Plan as most recently adopted by the Board (the “Executive Severance Plan”) covers certain executive officers selected by the Committee, including our NEOs. Under the Executive Severance Plan, participants will receive severance payments and benefits if they experience a termination of employment by the Company without “Cause” or by the participant for “Good Reason” (each as defined in the Executive Severance Plan). Upon such a termination, participants will be able to receive:
•an amount equal to (i) one and a half times for the CEO or (ii) one times for other participants (including Messrs. Mitra, Weatherholt, Mongrain, Davison and Mills) the sum of (x) participant’s base salary in effect up to and including the termination date, and (y) the participant’s target bonus, and provided that the amounts in (x) and (y) shall be annualized for any period of employment that is less than one full year;
•a prorated target annual incentive bonus for the year of termination;
•continued health and welfare benefits for (i) one and a half years for the CEO, and (ii) one year for other participants (including Messrs. Mitra, Weatherholt, Mongrain, Davison and Mills);
•other severance required by law or contract;
•up to six months of outplacement services; and
•salary and benefits accrued through the date of termination.
To participate in the Executive Severance Plan, participants must execute the Company’s form Confidentiality and Restrictive Covenant Agreement, which currently provides for a 12-month post-termination non-competition covenant, 12-month post-termination non-solicitation of employees covenant, and perpetual confidentiality and non-disparagement covenants. The Company’s form Confidentiality and Restrictive Covenant Agreement previously provided for a 6-month post-termination non-competition covenant, and was amended to its current form in January 2024 in order to more closely align with industry practice.
The receipt of such severance payments and benefits is subject to the execution and non-revocation of a release of claims by the participant.
If we are obligated by law or contract to pay certain other severance pay to a participant, then the amount of severance otherwise payable to a participant would be reduced by the amount of any such other severance actually paid to the participant, but not below zero. The amount of severance, however, would not be reduced by amounts paid under any accelerated vesting, payment or settlement of equity incentive awards payable in connection with a qualifying termination or similar event under the applicable plans.

Weatherford International plc — 2024 Proxy Statement	35

COMPENSATION DISCUSSION AND ANALYSIS
CHANGE IN CONTROL SEVERANCE PLAN
The Third Amended and Restated Weatherford International plc Change in Control Severance Plan as approved by the Board as of January 18, 2023 (the “CIC Severance Plan”) covers certain executive officers selected by the Committee, including our NEOs. Under the CIC Severance Plan, participants will receive severance payments and benefits if they experience a termination of employment by the Company without “Cause” or by the participant for “Good Reason” (each as defined in the CIC Severance Plan) in the six months prior to a “Change in Control” (as defined in the CIC Severance Plan) or within 24 months following a Change in Control while the CIC Severance Plan remains in effect. Under the CIC Severance Plan, in general, a change in control will occur if (i) another person becomes the owner of 50% or more of either the then outstanding ordinary shares of the Company or combined voting power of our shares, (ii) there is a change in a majority of the members of the then incumbent Board, or (iii) our shareholders approve a merger with another entity or other business consolidation in which our shareholders fail to own more than 50% of the combined voting power of the surviving entity. Upon such termination, participants will be able to receive:
•an amount equal to (i) two and a half times for the CEO, (ii) two times for participants with a title of Executive Vice President (which included Messrs. Mitra, Weatherholt, Mongrain and Davison), or (iii) one and one half times for other participants (which included Mr. Mills) the sum of (x) the higher of the participant’s base salary in effect immediately prior to the Change in Control or the rate of base salary in effect up to and including the termination date, and (y) the participant’s target bonus, and provided that the amounts in (x) and (y) shall be annualized for any period of employment that is less than one full year;
•a prorated target annual bonus for the year of termination;
•continued health and welfare benefits for (i) two and a half years, for the CEO, (ii) two years for participants with a title of Executive Vice President (which included Messrs. Mitra, Weatherholt, Mongrain and Davison), and (iii) one and one half year for other participants (which included Mr. Mills);
•other severance required by law or contract;
•up to six months of outplacement services; and
•salary and benefits accrued through the date of termination.
To participate in the CIC Severance Plan, participants must execute the Company’s form Confidentiality and Restrictive Covenant Agreement described in “—Executive Severance Plan” above. The receipt of such severance payments and benefits is subject to the execution and non-revocation of a release of claims by the participant.
If we are obligated by law or contract to pay certain other severance pay to a participant, then we would reduce the amount of severance otherwise payable to the participant by the amount of any such other severance actually paid to the participant, but not below zero. However, the amount of severance would not be reduced by amounts paid under any accelerated vesting, payment or settlement of equity incentive awards payable in connection with a qualifying termination or similar event under the applicable plans.
CLAWBACK POLICIES
In September 2023, the Board adopted the Weatherford International plc Executive Officer Compensation Clawback Policy (the “Executive Officer Clawback Policy”) as required by new SEC rules and related Nasdaq listing standards. The Executive Officer Clawback Policy applies to the Company’s executive officers, including the NEOs, and requires the Company to seek recovery of certain incentive compensation paid to executive officers in the event the Company restates its financial statements either (a) due to a material noncompliance with the financial reporting requirements of the Federal securities laws or (b) to correct an error that is not material to previously issued financial statements, but would result in a material misstatement if the error were left uncorrected in the current period.
Incentive compensation will be subject to recoupment if it was earned during the three years prior to the restatement and was based wholly or in part on the attainment of a financial reporting measure. The amount of incentive compensation recovered will be the portion that was in excess of what would have been earned if the compensation had been based on the restated financials.
The Executive Officer Clawback Policy may be found at www.weatherford.com by clicking on the “Investor Relations” page, then “Company Information” then “Corporate Governance,” then “Corporate Documents,” then searching for “Clawback Policy.”
The Company’s prior clawback policy, the Amended and Restated Weatherford International plc Compensation Clawback Policy (the “General Clawback Policy”) remains in effect, and was amended and restated to clarify the interplay between the General Clawback Policy and the new Executive Officer Clawback Policy. The General Clawback Policy applies to executive officers as well as participants in the Company’s STI or LTI Plans, as the Board determined that it was in the best interest of the Company to retain a policy applicable to a broader population of employees to reinforce accountability and the Company’s

36	Weatherford International plc — 2024 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS
pay-for-performance philosophy. The General Clawback Policy applies to a narrower universe of accounting restatements and gives the Board discretion in choosing when and how to seek recoupment.
In addition and in line with best practices, under the General Clawback Policy, if the Board determines that a covered employee has engaged in any Detrimental Activity (as defined in the General Clawback Policy, including fraud, willful misconduct, or gross negligence), or if the covered employee is in breach of any material terms of a written agreement between the Company and such person that results in a material adverse effect (as defined in the General Clawback Policy), the Board, in its reasonable discretion, may, (i) within three years following payment or vesting of any incentive compensation, seek recoupment of all or a portion of such compensation and (ii) cancel, or otherwise cause the forfeiture of any unpaid or unvested incentive compensation then held by such covered employee that has not been earned.
RISK ANALYSIS OF OUR COMPENSATION PROGRAMS
The Committee regularly monitors and annually reviews our executive compensation program to determine whether the elements of the program are consistent with our objectives and principles. As part of this review, the Committee evaluates whether the Company’s risk management objectives are being met with respect to the executive compensation program. If the program elements are determined to be inconsistent with our objectives and principles, or if any incentives are determined to encourage risks that are reasonably likely to have a material adverse effect on the Company, the elements would be adjusted as necessary.
Following the Committee’s annual review in 2023, it was concluded that there were no risks arising from our compensation policies and practices that are reasonably likely to have a material adverse effect on the Company. In reaching this conclusion, the Committee considered the following:

Program Attribute		Risk-Mitigating Effect
✓	The compensation mix between fixed and variable components and levels, and the balance between short-term and long-term variable compensation are reasonable and appropriate	⇾
Competitive levels of fixed compensation eliminate any day-to-day personal concerns, while variable compensation ensures our executives are appropriately motivated and rewarded both in the short and long-term

✓	The quality and reasonableness of incentive plan performance goals and payout formulas	⇾
Threshold, target and maximum performance and payout levels, funding formulas are not extreme, and goals are set within reach, thereby mitigating the likelihood of excessive risk taking in order to achieve a compensation result

✓	The nature and breadth of the performance metrics that govern incentive compensation throughout the Company	⇾	Encourages executives to avoid sacrificing short-term performance for long-term performance and vice versa
✓	The existence of clawback policies	⇾	Subjects executives to a requirement to surrender any undue incentive compensation that was paid on the basis of financial results that were required to be restated (other than as a result of a change in the applicable accounting rules or interpretations)
✓	The existence of Anti-Pledging & Anti-Hedging Policies	⇾	Ensures the alignment of interests generated by our executives’ equity holdings is not undermined by hedging or similar transactions
✓	The existence of robust share ownership guidelines	⇾	Provides a clear link between the economic interests of executives and shareholders over the long-term
✓	Use of an independent compensation consultant that performs no other services for the Company (including management)	⇾	Helps ensure advice will not be influenced by conflicts of interest

Weatherford International plc — 2024 Proxy Statement	37

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The Committee’s current members are all independent, non-employee directors as of the date hereof. None of the current Committee members has served as an officer or employee of the Company.

COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT
The Committee reviewed the Compensation Discussion and Analysis, discussed it with management and recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Benjamin C. Duster, IV (Chair)	Neal P. Goldman	Jacqueline C. Mutschler

38	Weatherford International plc — 2024 Proxy Statement

EXECUTIVE COMPENSATION TABLES
2023 SUMMARY COMPENSATION TABLE
This table shows the total compensation paid for the years ended December 31, 2023, 2022 and 2021 to our NEOs, calculated in accordance with SEC regulations. The dollar amounts do not reflect the actual amounts of compensation paid to our NEOs during the applicable year. Information is not provided (i) for 2021 for Mr. Davison and (ii) for 2022 and 2021 for Mr. Mitra because they were not NEOs in those years.

Name and Principal Position	Year	Salary ($)	Bonus ($)(5)	Stock Awards ($)(6)	Non-Equity (Cash) Incentive ($)(7)	All Other Compensation ($)(8)	Total ($)
Girishchandra K. Saligram	2023	1,000,000	—	7,723,345	2,400,000	77,465	11,200,810
President, Chief Executive Officer and Director	2022	900,000	—	6,541,693	4,784,720	15,908	12,242,321
	2021	837,500	—	9,296,759	2,444,375	12,435	12,591,069
Arunava Mitra	2023	522,813	410,000	3,916,223	907,200	33,646	5,789,882
Executive Vice President and Chief Financial Officer	2022
	2021
Scott C. Weatherholt(1)	2023	475,000	—	1,570,524	820,800	26,417	2,892,741
Executive Vice President, General Counsel and Chief Compliance Officer	2022	425,000	—	1,343,106	1,494,101	9,831	3,272,038
	2021	417,621	55,000	2,512,446	845,750	10,772	3,841,589
Desmond J. Mills(2)	2023	400,000	—	736,473	499,200	20,765	1,656,438
Senior Vice President and Chief Accounting Officer	2022	360,000	5,000	475,422	434,070	13,114	1,287,606
	2021	258,611	2,500	1,059,176	297,863	119,475	1,737,625
Charles W. Davison, Jr.(3)	2023	500,000	—	1,515,359	675,000	12,965	2,703,324
Executive Vice President, Chief Fulfillment & Enterprise Infrastructure Officer	2022	120,549	—	530,750	181,688	4,001	836,988
	2021
Joseph H. Mongrain(4)	2023	410,000	—	722,975	553,500	29,288	1,715,763
Executive Vice President and Chief People Officer	2022	390,000	—	657,280	459,225	15,485	1,521,990
	2021	291,111	—	1,602,672	354,453	12,132	2,260,368
(1)Mr. Mitra was appointed as our Executive Vice President and Chief Financial Officer effective January 3, 2023.
(2)Mr. Mills also served as our interim Chief Financial Officer from August 1, 2022 until January 2, 2023.
(3)Mr. Davison departed the Company effective February 6, 2024.
(4)Mr. Mongrain departed the Company effective February 6, 2024.
(5)Mr. Mitra received a cash sign-on bonus of $410,000 in connection with his joining the Company in 2023.
(6)For the 2023 fiscal year, in accordance with FASB ASC Topic 718, the grant date fair value of RSU awards and the portion of PSU awards subject to metrics defined solely by reference to our own operations was determined based on the closing price of our shares on the date of grant. The portion of PSU awards subject to the market performance of our shares was determined using a Monte Carlo simulation model. Because a portion of the PSU awards were based on achieving certain strategic initiative metrics that were communicated to the NEOs and have been monitored by our Compensation Committee, but for which specific targets for achievement are ultimately subject to discretion by the Compensation Committee, a FASB ASC Topic 718 grant date was not established. For such portions of the PSU awards, the fair value was determined using the closing price of our shares on the service inception date in accordance with the Compliance and Disclosure Interpretation 119.24 promulgated by the SEC.
In the Summary Compensation Table, the fair value of PSUs with performance condition based on the market performance of our shares (“market condition”) incorporates the likelihood of achieving the market condition. However, there is not market data to determine whether PSUs with a performance condition defined solely by reference to our own operations (“performance condition”) will be achieved. For PSUs with a performance condition, we have assessed the likelihood that these PSUs will payout based upon target achievement. The table below shows the hypothetical grant date fair value of awards assuming the highest level of performance (maximum) is achieved.

Named Executive	PSUs with Market Condition ($)	PSUs with Performance Condition ($)	All PSUs at Maximum Payout ($)	All RSUs ($)	All Awards at Maximum Payout ($)
Saligram	2,760,504	5,790,035	8,550,539	2,067,824	10,618,363
Mitra	2,600,899	1,246,096	3,846,995	692,276	4,539,271
Weatherholt	488,659	1,024,941	1,513,600	569,394	2,082,994
Mills	384,837	263,727	648,564	219,773	868,337
Davison	471,489	988,928	1,460,417	549,405	2,009,822
Mongrain	224,952	471,828	696,780	262,109	958,889

Weatherford International plc — 2024 Proxy Statement	39

EXECUTIVE COMPENSATION TABLES

(7) Amounts reflect cash payments under our 2023 STI Plan. Mr. Davison and Mr. Mongrain each departed the Company before the 2023 STI Plan payment date; however, in consideration of the close proximity to the payment date and as additional consideration for obtaining a release of claims as part of their termination, the Committee authorized payment of the above amounts under the 2023 STI Plan in connection with their termination.
(8) All Other Compensation for 2023 consists of the following:

Named Executive	401(k) Match ($)(1)	Life Insurance Premium ($)	Relocation & Geographic Differential ($)	Security ($)(2)	Financial Consulting ($)	Total ($)
Saligram	13,200	4,085		48,878	11,302	77,465
Mitra	7,341	2,090	14,215	—	10,000	33,646
Weatherholt	13,200	1,504		—	11,713	26,417
Mills	13,200	1,565		—	6,000	20,765
Davison	9,900	3,065		—	—	12,965
Mongrain	13,200	6,088		—	10,000	29,288
(1)Amounts shown represent the Company contributions to the U.S. 401(k) plan for each of the NEOs.
(2)Amounts shown include physical security and cyber protection services provided at Mr. Saligram’s personal residence.

40	Weatherford International plc — 2024 Proxy Statement

EXECUTIVE COMPENSATION TABLES
GRANTS OF PLAN-BASED AWARDS
The following table provides information regarding plan-based awards granted in 2023 to the NEOs.

Name	Grant Date		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Restricted Shares/Units	Grant Date Fair Value of Share Awards
			Threshold	Target	Maximum	Threshold	Target	Maximum
Saligram	1/18/2023	(1)	625,000	1,250,000	2,500,000
	1/18/2023	(2)				45,018	90,036	180,072		5,655,521
	1/18/2023	(3)							38,586	2,067,824
Mitra	1/18/2023	(1)	236,250	472,500	945,000
	1/18/2023	(2)				9,688	19,377	38,754		1,217,147
	1/18/2023	(3)							12,918	692,276
	1/11/2023	(4)				20,000	40,000	40,000		2,006,800
Weatherholt	1/18/2023	(1)	213,750	427,500	855,000
	1/18/2023	(2)				7,969	15,938	31,876		1,001,130
	1/18/2023	(3)							10,625	569,394
Mills	1/18/2023	(1)	130,000	260,000	520,000
	1/18/2023	(2)				2,050	4,101	8,202		257,600
	1/18/2023	(3)							4,101	219,773
	1/18/2023	(4)				2,500	5,000	5,000		259,100
Davison	1/18/2023	(1)	225,000	450,000	900,000
	1/18/2023	(2)				7,689	15,378	30,756		965,954
	1/18/2023	(3)							10,252	549,405
Mongrain	1/18/2023	(1)	184,500	369,000	738,000
	1/18/2023	(2)				3,668	7,337	14,674		460,866
	1/18/2023	(3)							4,891	262,109
(1)Represents potential payments for the year ended December 31, 2023 under the terms of the STI Plan. See “Elements of Our 2023 Executive Compensation Program — STI Plan Annual Incentive Awards” in the CD&A section of this Proxy Statement for more information.
(2)Represents PSUs granted under the 2019 EIP. The number of shares will be determined based on the achievement of the specified performance metrics over the three-year performance period beginning January 1, 2023 and ending December 31, 2025. The portion of PSU awards subject to metrics defined solely by reference to our own operations was determined based on the closing price of our shares on the date of grant in accordance with FASB ASC Topic 718. The portion of PSU awards subject to the market performance of our shares is based on a fair value price derived via the Company’s Monte Carlo simulation model in accordance with FASB ASC Topic 718. Because a portion of the PSU awards were based on certain strategic initiative metrics that were communicated to the NEOs and have been monitored by our Compensation Committee, but for which specific targets for achievement are ultimately subject to discretion by the Compensation Committee, a FASB ASC Topic 718 grant date was not established. For such portions of the PSU awards, the fair value was determined using the closing price of our shares on the service inception date in accordance with the Compliance and Disclosure Interpretation 119.24 promulgated by the SEC.
(3)Represents RSUs granted under the 2019 EIP. These shares vest in three equal installments on each of January 18, 2024, 2025 and 2026. The grant date fair value of each award is based on the closing share price of the Company’s ordinary shares on the date of grant in accordance with FASB ASC Topic 718.
(4)Represents PSUs granted under the terms of the WAGE Program under the 2019 EIP. The share amount shown in Threshold column reflects the minimum number of shares that could be earned (other than none) by achieving the market-based share price performance goal. Any units earned by achieving the required share price performance targets will cliff vest at the end of the performance period on December 31, 2024. The share amount shown in Target and Maximum columns reflects the target number of shares granted as there is no opportunity to earn more than target. The grant date fair value of each award is based on a fair value price derived via a Monte Carlo simulation model in accordance with FASB ASC Topic 718.

Weatherford International plc — 2024 Proxy Statement	41

EXECUTIVE COMPENSATION TABLES
OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2023
The following table provides information about the number of outstanding equity awards held by our NEOs at December 31, 2023.

	Stock Awards
Name	Number of Shares or Units That Have Not Vested (#)		Market Value of Shares or Units That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Girishchandra K. Saligram	237,529	(2)	23,237,462
	56,345	(3)	5,512,231
				253,554	(5)	24,805,188
	38,586	(4)	3,774,868
				90,036	(6)	8,808,222
Arunava Mitra	40,000	(2)	3,913,200
	12,918	(4)	1,263,768
				19,377	(6)	1,895,652
Scott C. Weatherholt	60,570	(2)	5,925,563
	14,460	(3)	1,414,622
				43,382	(5)	4,244,061
	10,625	(4)	1,039,444
				15,938	(6)	1,559,215
Desmond J. Mills	17,102	(2)	1,673,089
	5,634	(3)	551,174
				11,268	(5)	1,102,348
	5,000	(2)	489,150
	4,101	(4)	401,201
				4,101	(6)	401,201
	5,000	(2)	489,150
Charles W. Davison, Jr.	25,000	(2)	2,445,750
	10,252	(4)	1,002,953
				15,378	(6)	1,504,430
Joseph H. Mongrain	27,790	(2)	2,718,696
	7,076	(3)	692,245
				21,230	(5)	2,076,931
	4,891	(4)	478,487
				7,337	(6)	717,779
(1)To determine Market or Payout Value, the closing price of our ordinary shares on Nasdaq on the last trading day of 2023 which was $97.83 was utilized.
(2)WAGE Program PSUs granted on November 1, 2021, July 25, 2022, October 10, 2022, January 11, 2023, and January 18, 2023 achieved applicable performance objectives during the year-ended December 31, 2023 and will cliff-vest following the end of the performance period on December 31, 2024.
(3)2022 RSUs vest in equal installments on January 18, 2024 and 2025.
(4)2023 RSUs vest in equal installments on January 18, 2024, 2025 and 2026.
(5)2022 PSUs are eligible to cliff vest on December 31, 2024 subject to the attainment of applicable performance objectives. The number of shares or units and the payout value reported are based upon achieving the maximum performance level, which is 200% of the PSUs granted.
(6)2023 PSUs are eligible to cliff vest on December 31, 2025 subject to the attainment of applicable performance objectives. The number of shares or units and the payout value reported are based upon achieving the target performance level, which is 100% of the PSUs granted.

42	Weatherford International plc — 2024 Proxy Statement

EXECUTIVE COMPENSATION TABLES
OPTION EXERCISES AND SHARES VESTED IN 2023
The following table provides information about equity awards that vested, and the value realized on vesting by our NEOs during 2023.

	Share Awards
Name	Number of Shares/Units Acquired on Vesting (#)		Value Realized On Vesting ($)(1)
Girishchandra K. Saligram	209,596	(2)	12,763,351
Arunava Mitra	—		—
Scott C. Weatherholt	44,512	(3)	2,183,902
Desmond J. Mills	18,256	(4)	1,157,740
Charles W. Davison, Jr.	—		—
Joseph H. Mongrain	26,104	(5)	1,661,119
(1)Calculated by multiplying the number of ordinary shares by the market value of the underlying shares on the date of vest.
(2)Includes 124,926 RSUs vested on January 4, 2023, 28,173 RSUs vested on January 18, 2023 and 56,497 RSUs vested on October 12, 2023.
(3)Includes 35,585 RSUs vested on January 4, 2023, 7,231 RSUs vested on January 18, 2023 and 1,696 RSUs vested on February 25, 2023.
(4)Includes 2,817 RSUs vested on January 18, 2023 and 15,439 RSUs vested on April 15, 2023.
(5)Includes 3,539 RSUs vested on January 18, 2023 and 22,565 RSUs vested on April 15, 2023.

Weatherford International plc — 2024 Proxy Statement	43

EXECUTIVE COMPENSATION TABLES
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
The following table lists the compensation and benefits that Weatherford would provide to our current NEOs in various scenarios involving a termination of employment or upon a change of control. It is always possible that different arrangements could be negotiated in connection with an actual termination of employment or change of control. Compensation and benefits generally available to salaried employees are not included in the below. As described previously in this Proxy Statement, all NEOs are covered under our Executive Severance Plan and CIC Severance Plan. The following summary is qualified in its entirety by the terms of the applicable Executive Severance Plan, CIC Severance Plan and the 2019 EIP, each as in effect as of December 31, 2023, and the applicable individual award agreements entered into with each NEO.

Termination / Change in Control Scenarios
	Retirement, Resignation or Termination with Cause	Death or Disability	Termination without Cause or for Good Reason		Change in Control without Termination of Employment	Change in Control with Termination of Employment without Cause or for Good Reason
Compensation Elements	All NEOs	All NEOs	CEO	NEOs other than CEO	All NEOs	CEO	NEOs other than CEO
Base Salary	Paid through date of termination(1)	Paid through date of termination(1)	Paid through date of termination	Paid through date of termination	Continues	Paid through date of termination	Paid through date of termination
Cash Severance	Forfeited(1)	None(1)
(a) 1.5x the sum of the Base Salary plus Annual Bonus at target; and (b) the target Annual Bonus for the current fiscal year prorated for the number of days in the current fiscal year through the termination date

(a) 1.0x the sum of the Base Salary plus Annual Bonus at target; and (b) the target Annual Bonus for the current fiscal year prorated for the number of days in the current fiscal year through the termination date
None
(a) 2.5x the sum of the Base Salary plus Annual Bonus at target; and (b) the target Annual Bonus for the current fiscal year prorated for the number of days in the current fiscal year through the termination date(2)

(a) 2.0x (1.0x for Mr. Mills) the sum of the Base Salary plus Annual Bonus at target; and (b) the target Annual Bonus for the current fiscal year prorated for the number of days in the current fiscal year through the termination date(2)

STI Plan – 2023 Short-Term Cash Incentive Compensation	Forfeited(3)	Forfeited(3)	Forfeited(3)	Forfeited(3)	Continues	Forfeited(3)	Forfeited(3)
2022 RSUs	Forfeited	Immediate acceleration and vesting	Pro-rated vesting of next unvested tranche	Pro-rated vesting of next unvested tranche	No accelerated vesting	Immediate acceleration and vesting	Immediate acceleration and vesting
2022 PSUs	Forfeited	Vest at the end of the Performance Period based on actual performance
Forfeited if prior to third year of the Performance Period; if during the third year of the Performance Period, a pro-rated portion of the Award shall remain eligible to vest at the end of the Performance Period based on actual performance

Forfeited if prior to third year of the Performance Period; if during the third year of the Performance Period, a pro-rated portion of the Award shall remain eligible to vest at the end of the Performance Period based on actual performance
Continues
If during the first 12 months after the grant date, vests at Target; if 12 months after the grant date, vests at the greater of Target or actual achievement of the Performance Goals through the date of the Change in Control(4)

If during the first 12 months after the grant date, vests at Target; if 12 months after the grant date, vests at the greater of Target or actual achievement of the Performance Goals through the date of the Change in Control (4)

2023 RSUs	Forfeited	Immediate acceleration and vesting	Continues	Continues	Continues	Immediate acceleration and vesting	Immediate acceleration and vesting

44	Weatherford International plc — 2024 Proxy Statement

EXECUTIVE COMPENSATION TABLES

Termination / Change in Control Scenarios
	Retirement, Resignation or Termination with Cause	Death or Disability	Termination without Cause or for Good Reason		Change in Control without Termination of Employment	Change in Control with Termination of Employment without Cause or for Good Reason
Compensation Elements	All NEOs	All NEOs	CEO	NEOs other than CEO	All NEOs	CEO	NEOs other than CEO
2023 PSUs	Forfeited	Vest at the end of the Performance Period based on actual performance
Forfeited if prior to third year of the Performance Period; if during the third year of the Performance Period, a pro-rated portion of the Award shall remain eligible to vest at the end of the Performance Period based on actual performance

Forfeited if prior to third year of the Performance Period; if during the third year of the Performance Period, a pro-rated portion of the Award shall remain eligible to vest at the end of the Performance Period based on actual performance

If during the first 12 months after the grant date, vests at Target; if 12 months after the grant date, vests at the greater of Target or actual achievement of the Performance Goals through the date of the Change in Control(4)

If during the first 12 months after the grant date, vests at Target; if 12 months after the grant date, vests at the greater of Target or actual achievement of the Performance Goals through the date of the Change in Control(4)

If during the first 12 months after the grant date, vests at Target; if 12 months after the grant date, vests at the greater of Target or actual achievement of the Performance Goals through the date of the Change in Control(4)

WAGE Program PSUs	Forfeited	Vests at end of performance period based on actual performance; accelerated vesting at Committee’s discretion	Forfeited if before January 1, 2024; if on or after January 1, 2024, pro-rated vesting at end of performance period based on actual performance	Forfeited if before January 1, 2024; if on or after January 1, 2024, pro-rated vesting at end of performance period based on actual performance	Vests at Target at end of performance period based on actual performance at specified Change in Control metric; accelerated vesting at Committee’s discretion	Vests at Target at time of Change in Control based on actual performance at specified Change in Control metric; accelerated vesting at Committee’s discretion	Vests at Target at time of Change in Control based on actual performance at specified Change in Control metric; accelerated vesting at Committee’s discretion
Health, Welfare and Other Benefits	None	None	18 months of continued dental and health benefits; outplacement services for a period of 6 months	12 months of continued dental and health benefits; outplacement services for a period of 6 months	Continues	2.5 years of continued dental and health benefits; outplacement services for a period of 6 months	2 years (1 year for Mr. Mills) of continued dental and health benefits; outplacement services for a period of 6 months
(1)Under the Executive Severance Plan, benefits are only payable in the event of a “Qualifying Termination” which is defined as a termination by the Company without “Cause” or by the participant for “Good Reason” (each as defined in the Executive Severance Plan).
(2)Under the terms of the CIC Severance Plan, “Annual Bonus” is defined as the NEO’s annual bonus under the then-current non-equity incentive compensation plan.
(3)An NEO must be continuously employed by the Company on the payment date in order to receive a payment under our STI Plans. Therefore, any unpaid cash award is forfeited as of their date of termination. Mr. Davison and Mr. Mongrain each had a Qualifying Termination before the 2023 STI Plan payment date; however, in consideration of the close proximity to the payment date and as additional consideration for obtaining a release of claims as part of their termination, the Committee authorized payment under the 2023 STI Plan in connection with their termination. See “Compensation Discussion and Analysis — 2023 STI Plan Results and Payouts” for more information.
(4)If the Change in Control occurs within 12 months of the Grant Date, the Award vests at target achievement on the date of Change in Control.

Weatherford International plc — 2024 Proxy Statement	45

EXECUTIVE COMPENSATION TABLES
ESTIMATE OF POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
The table below describes the value of compensation and benefits payable to each current NEO upon termination that would exceed the compensation or benefits generally available to salaried employees. Benefits and payments are calculated assuming the triggering event occurred on December 31, 2023, and using the closing market price of our ordinary shares as of that date. The following includes the various types of circumstances that would trigger payments and benefits under plans, agreements and arrangements currently in effect. Reasonable estimates are provided where appropriate. It is always possible that different arrangements could be negotiated in connection with an actual termination of employment or change of control. No information is provided in this table with regard to potential payments to former employees listed as NEOs in this Proxy Statement if such NEO received payments prior to December 31, 2023. These actual payments are described in “2023 Summary Compensation Table” on page 39. A “—” indicates either that there is no amount payable to the NEO, or the amount payable is generally available for both the NEOs and all salaried employees.

	Hypothetical Event
Girishchandra K. Saligram	Retirement or Resignation	Death or Disability	Termination without Cause or for Good Reason	Change in Control without Termination	Change in Control with Termination without Cause or for Good Reason
Cash Severance(1)	—	—	$4,625,000	—	$6,875,000
STI Plan Cash Incentive Compensation(2)	—	—	—	—	—
2022 RSUs — Unvested and Accelerated(3)(8)	—	$5,512,231	$2,620,083	—	$5,512,231
2022 PSUs — Unvested and Accelerated(4)(8)	—	$21,084,408	—	—	$21,084,408
2023 RSUs — Unvested and Accelerated(5)(8)	—	$3,774,868	$3,774,868	—	$3,774,868
2023 PSUs — Unvested and Accelerated(6)(8)	—	$8,808,221	—	—	$8,808,221
WAGE Program PSUs — Unvested and Accelerated(7)(8)	—	$23,237,462	—	$23,237,462	$23,237,462
Welfare and Other Benefits	—	$—	$23,361	—	$38,935
Total	—	$62,417,190	$11,043,312	$23,237,462	$69,331,125
(1)Under the Executive Severance Plan, an NEO is only eligible for severance payments in the event his employment is terminated by the Company without Cause or by the NEO for Good Reason.
(2)Under the STI Plan, an NEO forfeits any rights to a payment if his employment with the Company terminates for any reason prior to the date on which the payment under the STI Plan for the applicable plan year is actually paid. Mr. Davison and Mr. Mongrain each had a Qualifying Termination before the 2023 STI Plan payment date; however, in consideration of the close proximity to the payment date and as additional consideration for obtaining a release of claims as part of their termination, the Committee authorized payment under the 2023 STI Plan in connection with their termination. See “Compensation Discussion and Analysis — 2023 STI Plan Results and Payouts” for more information.
(3)2022 RSUs will accelerate and vest in the event of Death or Disability (as defined in the 2019 EIP) or a Qualifying Termination in connection with a Change in Control (“Change in Control Termination”). In the event of a Termination without Cause or for Good Reason without a Change in Control (as defined in the 2019 EIP), a pro-rated portion of the next unvested tranche will accelerate and vest.
(4)2022 PSUs will vest at the end of the performance period based on actual performance in the event of Death or Disability. In the event of a Termination without Cause or for Good Reason without a Change in Control, there is no amount reflected because those awards are only prorated after January 1,2024. In the event of a Change in Control, all unvested 2022 PSUs will vest as of the day of termination at the greater of target or the actual achievement of the performance goals through the day of termination. As of December 31, 2023, actual achievement of the performance goals was 170%.
(5)2023 RSUs will accelerate and vest in the event of Death or Disability or a Change in Control Termination. In the event of a Termination without Cause or for Good Reason without a Change in Control, all unvested 2023 RSUs shall become vested on each vesting date as if the Participant had not incurred a termination of service prior to the applicable vesting date.
(6)2023 PSUs will vest at the end of the performance period based on actual performance in the event of Death or Disability. In the case of Termination without Cause or for Good Reason, there is no amount reflected because those awards are only prorated after January 1, 2025. In the case of a Change in Control with a Termination without Cause or for Good Reason prior to January 18, 2024, then awards vest at target achievement of the performance goals. Amounts reflect vesting at target, as actual achievement of the performance goals as of December 31, 2023 was less than target..
(7)WAGE PSUs will vest at the end of the performance period in the event of Death or Disability or on the date of a Change in Control, because all relevant performance metrics were achieved as of December 31, 2023. In the case of Termination without Cause or for Good Reason, there is no amount reflected because those awards are only prorated where such termination occurs on or after January 1, 2024.
(8)Equity awards are valued at the closing price of our ordinary shares on Nasdaq on the last trading day of 2023 which was $97.83.

46	Weatherford International plc — 2024 Proxy Statement

EXECUTIVE COMPENSATION TABLES

	Hypothetical Event
Arunava Mitra	Retirement or Resignation	Death or Disability	Termination without Cause or for Good Reason	Change in Control without Termination	Change in Control with Termination without Cause or for Good Reason
Cash Severance(1)	—	—	$1,470,000	—	$2,467,500
STI Plan Cash Incentive Compensation(2)(8)	—	—	—	—	—
2022 RSUs — Unvested and Accelerated(3)(8)	—	—	—	—	—
2022 PSUs — Unvested and Accelerated(4)(8)	—	—	—	—	—
2023 RSUs — Unvested and Accelerated(5)(8)	—	$1,263,767	$1,263,767	—	$1,263,767
2023 PSUs — Unvested and Accelerated(6)(8)	—	$1,895,651	—	—	$1,895,651
WAGE Program PSUs — Unvested and Accelerated(7)(8)	—	$3,913,200	—	$3,913,200	$3,913,200
Welfare and Other Benefits	—	—	$15,574	—	$31,148
Total	—	$7,072,618	$2,749,341	$3,913,200	$9,571,266
For footnotes, see table for Mr. Saligram, above.

	Hypothetical Event
Scott C. Weatherholt	Retirement or Resignation	Death or Disability	Termination without Cause or for Good Reason	Change in Control without Termination	Change in Control with Termination without Cause or for Good Reason
Cash Severance(1)	—	—	$1,330,000	—	$2,232,500
STI Plan Cash Incentive Compensation(2)	—	—	—	—	—
2022 RSUs — Unvested and Accelerated(3)(8)	—	$1,414,621	$672,386	—	$1,414,621
2022 PSUs — Unvested and Accelerated(4)(8)	—	$3,607,451	—	—	$3,607,451
2023 RSUs — Unvested and Accelerated(5)(8)	—	$1,039,443	$1,039,443	—	$1,039,443
2023 PSUs — Unvested and Accelerated(6)(8)	—	$1,559,214	—	—	$1,559,214
WAGE Program PSUs — Unvested and Accelerated(7)(8)	—	$5,925,563	—	$5,925,563	$5,925,563
Welfare and Other Benefits	—	—	$15,574	—	$31,148
Total	—	$13,546,292	$3,057,403	$5,925,563	$15,809,940
For footnotes, see table for Mr. Saligram, above.

	Hypothetical Event
Desmond J. Mills	Retirement or Resignation	Death or Disability	Termination without Cause or for Good Reason	Change in Control without Termination	Change in Control with Termination without Cause or for Good Reason
Cash Severance(1)	—	—	$920,000	—	$1,250,000
STI Plan Cash Incentive Compensation(2)	—	—	—	—	—
2022 RSUs — Unvested and Accelerated(3)(8)	—	$551,174	$261,989	—	$551,174
2022 PSUs — Unvested and Accelerated(4)(8)	—	$936,996	—	—	$936,996
2023 RSUs — Unvested and Accelerated(5)(8)	—	$401,200	$401,200	—	$401,200
2023 PSUs — Unvested and Accelerated(6)(8)	—	$401,200	—	—	$401,200
WAGE Program PSUs — Unvested and Accelerated(7)(8)	—	$2,651,388	—	$2,651,388	$2,651,388
Welfare and Other Benefits	—	—	15,574	—	$15,574
Total	—	$4,941,958	$1,598,763	$2,651,388	$6,207,532
For footnotes, see table for Mr. Saligram, above.

Weatherford International plc — 2024 Proxy Statement	47

EXECUTIVE COMPENSATION TABLES

	Hypothetical Event
Charles W. Davison, Jr.	Retirement or Resignation	Death or Disability	Termination without Cause or for Good Reason	Change in Control without Termination	Change in Control with Termination without Cause or for Good Reason
Cash Severance(1)	—	—	$1,400,000	—	$2,350,000
STI Plan Cash Incentive Compensation(2)	—	—	—	—	—
2022 RSUs — Unvested and Accelerated(3)(8)	—	—	—	—	—
2022 PSUs — Unvested and Accelerated(4)(8)	—	—	—	—	—
2023 RSUs — Unvested and Accelerated(5)(8)	—	$1,002,953	$1,002,953	—	$1,002,953
2023 PSUs — Unvested and Accelerated(6)(8)	—	$1,504,429	—	—	$1,504,429
WAGE Program PSUs — Unvested and Accelerated(7)(8)	—	$2,445,750	—	$2,445,750	$2,445,750
Welfare and Other Benefits	—	$—	15,573	—	$31,146
Total	—	$4,953,132	$2,418,526	$2,445,750	$7,334,278
For footnotes, see table for Mr. Saligram, above.

	Hypothetical Event
Joseph H. Mongrain	Retirement or Resignation	Death or Disability	Termination without Cause or for Good Reason	Change in Control without Termination	Change in Control with Termination without Cause or for Good Reason
Cash Severance(1)	—	—	$1,148,000	—	$1,927,000
STI Plan Cash Incentive Compensation(2)	—	—	—	—	—
2022 RSUs — Unvested and Accelerated(3)(8)	—	$692,245	$329,002	—	$692,245
2022 PSUs — Unvested and Accelerated(4)(8)	—	$1,765,391	—	—	$1,765,391
2023 RSUs — Unvested and Accelerated(5)(8)	—	$478,486	$478,486	—	$478,486
2023 PSUs — Unvested and Accelerated(6)(8)	—	$717,778	—	—	$717,778
WAGE Program PSUs — Unvested and Accelerated(7)(8)	—	$2,718,695	—	$2,718,695	$2,718,695
Welfare and Other Benefits	—	—	10,734	—	$21,468
Total	—	$6,372,595	$1,966,222	$2,718,695	$8,321,063
For footnotes, see table for Mr. Saligram, above.

Equity Compensation Plan Information
The following table provides information as of December 31, 2023, about the number of shares to be issued upon vesting or exercise of equity awards as well as the number of shares remaining available for issuance under the Weatherford International plc Third Amended and Restated 2019 Equity Incentive Plan.

Equity Compensation Plan Information
Plan Category (Shares in thousands)	Numbers of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(a)(b)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Available for Future Issuance Under Equity Compensation Plans(c)
Equity compensation plan approved by shareholders(d)	2,862	N/A	2,479
a.Including shares that could potentially be issued if maximum performance metrics were achieved.
b.Outstanding rights include restricted share units and performance share units that do not have exercise prices and are excluded from the calculation of weighted-average exercise price in column (b).
c.Excluding shares reflected in the first column of this table.
d.The Third Amended and Restated 2019 Equity Incentive Plan was approved by our shareholders in connection with our emergence from bankruptcy in December of 2019 and last amended and restated on January 18, 2023.

48	Weatherford International plc — 2024 Proxy Statement

PAY RATIO
2023 CEO PAY RATIO DISCLOSURE
Pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are required to disclose the ratio of the total annual compensation of our CEO to the median of the total annual compensation of all of our employees, excluding our CEO (the “Pay Ratio Rule”).
Pay Ratio Calculation Method:
Because the Pay Ratio Rule for identifying the median employee allows companies to elect from a variety of methodologies, to apply certain exclusions, and to make reasonable estimates along with factors that impact our Company’s pay ratio such as our global workforce, varied currency exchange rates, etc. the pay ratio reported by other companies may not be comparable to the pay ratio for our Company.
For 2023, for purposes of the Pay Ratio Rule, the total compensation of Mr. Saligram, our President and CEO, was $11,200,810 and the median employee’s total annual compensation was $40,682. The resulting ratio of our CEO’s pay to our median employee’s pay for fiscal year 2023 is 275:1. For purposes of the Pay Ratio Rule, we calculated the total annual compensation of our CEO and the median employee for 2023 in accordance with the Pay Ratio Rule. We believe this pay ratio is a reasonable estimate calculated consistent with SEC rules.
Due to changes in our employee population and compensation structure, we are not using the same median employee as in prior years. To identify employees subject to the Pay Ratio Rule, we started with a total employee population of 18,434 (2,733 U.S. employees and 15,701 non-U.S. employees), including full-time, part-time and seasonal workers of the Company and its consolidated subsidiaries. In determining the applicable median salary, we first excluded 742 or 4.7% of our total non-U.S. employees from the total employee population, as permitted by the Pay Ratio Rule under the “de minimis exception” exclusion for purposes of determining the median employee. The excluded countries, along with the number of employees in each country, are as follows:

•Albania – 10
•Angola – 74
•Bahrain – 50
•Bolivia – 3
•Brunei - 38
•Cameroon – 5
•Chad – 1
•Chile – 53
•Congo – 14
•Cote D’Ivoire – 1
•Denmark - 17
•Ecuador – 1
•France – 6
•Guyana - 23
•Kenya – 1
•Libya – 4
•Mozambique - 2
•Myanmar – 1

•Netherlands – 47
•New Zealand – 1
•Nigeria – 74
•Papua New Guinea – 8
•Peru - 1
•Philippines –3
•Poland – 6
•Singapore – 60
•Switzerland – 12
•Trinidad & Tobago – 90
•Tunisia - 47
•Turkey – 15
•Turkmenistan – 35
•Uganda - 1
•Uzbekistan – 1
•Venezuela – 28
•Vietnam – 7
•Yemen - 2

Next, for all other non-U.S. employees paid in local non-U.S. currency, salaries were denominated in U.S. dollars by applying applicable currency exchange rates in place on December 31, 2023. This currency exchange was necessary for comparison to our CEO pay which is denominated in U.S. dollars. We then identified the median employee based on a tabulation of year-to-date earnings for all included employees on December 31, 2023, the last day of our fiscal year.
We used total annual cash compensation as reported in our payroll systems on December 31, 2023, to prepare a listing of the compensation of all employees. Total annual cash compensation included salary (fixed and hourly), overtime pay, bonuses and incentives. From this list, we identified several employees with compensation at the median of the annual total compensation of all employees. The median employee, residing in the same jurisdiction as our CEO (the U.S.) was chosen from this group of employees in order to align market pay practices and cost of living.

Weatherford International plc — 2024 Proxy Statement	49

PAY VERSUS PERFORMANCE
Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act and applicable SEC regulations, the following table sets forth required information regarding the relationship between compensation paid to our NEOs, calculated in accordance with SEC regulations, and the Company’s financial performance for fiscal years 2023, 2022, 2021 and 2020. For information regarding decisions made by our Compensation and Human Resources Committee with respect to executive compensation, refer to “Compensation Discussion & Analysis” above:

					Value of $100
Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(2)	Average Summary Compensation Table Total for Non-PEO NEOs(3)	Average Compensation Actually Paid to Non-PEO NEOs(2)(3)	Total Shareholder Return(4)	Peer Group Total Shareholder Return(4)	Net Income (Loss) (in millions)(5)	Adjusted Free Cash Flow (in millions)(6)
2023	$11,200,810	$50,496,414	$2,951,630	$7,209,890	$764	$135	$417	$651
2022	$12,242,321	$50,156,845	$2,342,015	$4,919,833	$398	$130	$26	$299
2021	$12,591,069	$48,256,831	$3,145,491	$8,198,482	$216	$95	$(450)	$278
2020
Saligram	$1,726,277	$2,926,273	$836,063	$836,063	$—	$—	$(1,921)	$78
Blanchard	$3,883,040	$3,883,040
Garcia	$996,695	$736,919
McCollum	$5,763,239	$5,763,239
(1)For 2021, 2022 and 2023, the dollar amounts are the amounts of total compensation for our PEO, Mr. Saligram, in the Summary Compensation Table. Mr. Saligram served as the PEO in each of those years. For 2020, we have separately listed out each individual who served as our PEO during the course of the year, even if on an interim basis. Mark McCollum was our PEO until his departure from the Company on June 7, 2020. Karl Blanchard and Christian Garcia were appointed to the Office of PEO upon Mr. McCollum’s departure. Mr. Garcia resigned from the Office of PEO on June 16, 2020 at which time Mr. Blanchard became our Interim PEO and Mr. Garcia departed from the Company on August 5, 2020. Mr. Saligram joined the Company on October 12, 2020 as our PEO and Mr. Blanchard resumed his prior duties as our Chief Operating Officer. We have listed each of these individual’s total compensation for 2020 as reported in the Summary Compensation Table for 2020.

(2) The dollar amounts reported represent the amount of “compensation actually paid”, as computed in accordance with SEC regulations. The dollar amounts do not reflect the actual amounts of compensation paid to our PEO or other NEOs during the applicable year, but also include (i) the year-end value of equity awards granted during the reported year and (ii) the change in the value of equity awards that were unvested at the end of the prior year, measured through the date the equity awards vested or were forfeited, or through the end of the reported fiscal year. We do not offer our NEOs pensions, so there are no adjustments for pension-related costs that would otherwise be required by SEC regulations.
To calculate the amounts in the “Compensation Actually Paid to PEO” column in the table above, the following amounts were deducted from and added to (as applicable) our PEO’s “Total” compensation as reported in the Summary Compensation Table:

Year	Summary Compensation Table Total for PEO	Deduct Reported Value of Equity Awards for PEO	Add Fair Value of Current Year Equity Awards for PEO	Add Change in Fair Value of Prior Year Equity Awards Unvested at Year End for PEO	Add Fair Value as of Vesting Date for Awards Granted and Vested in the Current Year for PEO	Add Change in Fair Value of Prior Year Equity Awards Vested During the Current Year for PEO	Compensation Actually Paid to PEO
2023	$11,200,810	$(7,723,345)	$15,592,059	$29,336,167	—	$2,090,723	$50,496,414
2022	$12,242,321	$(6,541,693)	$10,759,142	$11,178,114	—	$22,518,961	$50,156,845
2021	$12,591,069	$(9,296,759)	$40,526,942	$2,454,230	—	$1,981,349	$48,256,831
2020
Saligram	$1,726,277	$(833,896)	$2,033,892	—	—	—	$2,926,273
Blanchard	$3,883,040	—	—	—	—	—	$3,883,040
Garcia	$996,695	$(389,658)	—	—	$129,882	—	$736,919
McCollum	$5,763,239	—	—	—	—	—	$5,763,239

(3) For 2023, our non-PEO NEOs were Messrs. Mitra, Weatherholt, Mills, Mongrain and Davison. For 2022, our non-PEO NEOs were Messrs. Jennings, Weatherholt, Mongrain, Davison and Mills. The amounts for Mr. Jennings include his compensation through his departure from the Company on July 31, 2022 and amounts owed in connection with his separation of employment. The amounts for Mr. Davison include his compensation actually received after joining the Company on September 30, 2022. For 2021, the non-PEO NEOs were Messrs. Jennings, Weatherholt, Mongrain, Mills and Blanchard. The amounts for Mr. Blanchard include his compensation actually received and certain payments made to him upon his retirement from the Company on February 26, 2021. For 2020, the non-PEO NEOs were Messrs. Jennings and Weatherholt as well as Mark Swift, Stuart Fraser and Frederico Justus.
To calculate the amounts in the “Compensation Actually Paid to non-PEO NEOs” column in the table above, the following amounts were deducted from and added to (as applicable) our non-PEO NEOs’ “Total” compensation as reported in the Summary Compensation Table:

50	Weatherford International plc — 2024 Proxy Statement

PAY VERSUS PERFORMANCE DISCLOSURE

Year	Average Summary Compensation Table Total for Non-PEO NEOs(1)	Deduct Average Reported Value of Equity Awards for Non-PEO NEOs	Add Average Fair Value of Current Year Equity Awards for Non-PEO NEOs	Add Average Change in Fair Value of Prior Year Equity Awards Unvested at Year End for Non-PEO NEOs	Add Average Fair Value as of Vesting Date for Awards Granted and Vested in the Current Year	Add Average Change in Fair Value of Prior Year Equity Awards Vested During the Current Year for Non-PEO NEOs	Add Average Fair Value at end of Prior Fiscal Year of Awards that failed to Meet Vesting Requirements in Current Year	Average Compensation Actually Paid to Non-PEO NEOs
2023	$2,951,630	$(1,692,311)	$3,348,573	$2,506,519	$—	$95,480	$—	$7,209,890
2022	$2,342,015	$(1,022,677)	$1,083,690	$968,174	$27,886	$2,444,554	$(923,809)	$4,919,833
2021	$3,145,491	$(1,825,841)	$6,878,832	—	$—	—	—	$8,198,482
2020	$836,063	—	—	—	—	—	—	836,063

(4) Reflects cumulative total shareholder return for the measurement period beginning on June 2, 2021 and ending on December 31, 2023. Our total shareholder return peer group are members of the Dow Jones U.S. Oil Equipment and Services Index. In connection with the Company’s emergence from bankruptcy in 2019, our shares were delisted from the New York Stock Exchange. On June 2, 2021, our shares were relisted on Nasdaq and we became subject to the reporting requirements of the Exchange Act. As permitted by Item 201(e) of Regulation S-K, the measurement period used begins on our Nasdaq listing date of June 2, 2021.

(5) Reflects net income (loss) as shown in the Company’s Annual Report on Form 10-K for the years ending on December 31, 2023, 2022, 2021 and 2020.
(6) Reflects adjusted free cash flow, the “company-selected measure.” Adjusted free cash flow is a non-GAAP financial measure calculated as cash flows provided by (used in) operating activities, less capital expenditures plus proceeds from disposition of assets. Refer to Annex A of this Proxy for a reconciliation of adjusted free cash flow to cash flows provided by operating activities, the most directly comparable GAAP financial measure.

Tabular List of Financial Performance Measures
The following table identifies the four most important financial performance measures used by the Committee to link the “compensation actually paid” to our CEO and other NEOs in 2023, calculated in accordance with SEC regulations, to company performance. The role of each of these performance measures on our NEOs’ compensation is discussed in “Compensation Discussion & Analysis” above. Adjusted free cash flow, adjusted EBITDA and adjusted EBITDA margin are non-GAAP financial measures. See Annex A to this proxy statement for a reconciliation of GAAP to Non-GAAP measures.

Financial Performance Measures
Adjusted Free Cash Flow
Adjusted EBITDA
Total Shareholder Return
Adjusted EBITDA Margin

Weatherford International plc — 2024 Proxy Statement	51

PAY VERSUS PERFORMANCE DISCLOSURE
Pay-for-Performance Alignment
The following graphs reflect the alignment of the “compensation actually paid” for our PEO and non-PEO NEOs over the four-year period ended December 31, 2023 to the trends in our TSR, our peer group TSR, net income, and adjusted free cash flow. The first graph shows TSR and peer group TSR for the period beginning on June 2, 2021 (the date we began trading on Nasdaq) to December 29, 2023 (the last trading day in 2023).

52	Weatherford International plc — 2024 Proxy Statement

AGENDA ITEM 4 – BOARD AUTHORITY TO ISSUE SHARES
The Board of Directors recommends that you vote “FOR” this proposal.
Under Irish law, directors of an Irish public limited company must have authority from the company’s shareholders to issue any shares or to grant rights to acquire shares (for example, pursuant to options, warrants or other convertible securities), including shares which are part of the company’s authorized but unissued share capital. This requirement does not apply to the issue of shares or the grant of rights to acquire shares to employees or former employees under an employees' equity incentive plan.
Our current authorization permits the Board to issue up to 170,000,000 ordinary shares, and is due to expire on December 9, 2024. We are presenting this Agenda Item 4 to renew the Board’s authority to issue authorized but unissued shares and to grant rights to acquire such shares on the terms set forth below.
In line with customary practice for public companies incorporated in Ireland and listed in U.S. markets, we are seeking approval from our shareholders to authorize the Board to issue, and/or to grant rights to acquire, up to a maximum of 14,631,000 ordinary shares (representing approximately 20% of our issued ordinary share capital as of April 10, 2024 (the latest practicable date before this proxy statement)) for a period expiring on the later of the next annual general meeting of shareholders of the Company or 15 months from the date of the 2024 AGM, unless otherwise varied, revoked or renewed. We expect to propose renewal of this authorization at our annual general meetings in subsequent years.
Granting the Board this authority is a routine matter for listed public companies incorporated in Ireland and is consistent with Irish market practice. This renewal of authority is fundamental to our business and enables us to issue shares or rights to acquire shares, including, if applicable, in connection with funding acquisitions and raising capital. We are not asking you to approve an increase in our authorized share capital or to approve a specific issue of shares. Instead, approval of this proposal will only grant the Board the authority to issue, and grant rights to acquire, shares that are already included in our authorized share capital under our Articles.
In addition, we note that, because we are a Nasdaq-listed company, our shareholders continue to benefit from the protections afforded to them under the rules and regulations of the Nasdaq and SEC, including those rules that limit our ability to issue shares in specified circumstances without first obtaining shareholder approval. Furthermore, we note that this authorization is required as a matter of Irish law and is not otherwise required for other companies listed on the Nasdaq with whom we compete. Accordingly, approval of this resolution would merely place us on equal footing with other Nasdaq-listed companies.
Resolution for Approval
The Board recommends that the shareholders approve the following resolution as an ordinary resolution:
“RESOLVED, that, without prejudice to all existing allotment authorities, the directors of the Company be and are hereby generally and unconditionally authorized, with effect from the passing of this resolution, to exercise all powers of the Company to allot and issue relevant securities (within the meaning of section 1021 of the Companies Act 2014 of Ireland, as amended) up to an aggregate nominal value of $14,631 (which represents 14,631,000 ordinary shares, being equivalent to approximately 20% of the aggregate nominal value and number of the issued ordinary shares of $0.001 each (nominal value) in the capital of the Company as of April 10, 2024) and the authority conferred by this resolution shall expire on the later of the next annual general meeting of shareholders of the Company or 15 months from the passing of this resolution, unless previously renewed, varied or revoked, provided that the Company may, before such expiry, make an offer or agreement, which would, or might, require relevant securities to be allotted and issued after such expiry, and, in that case, the directors of the Company may allot and issue relevant securities in pursuance of any such offer or agreement as if the authority conferred by this resolution had not expired.”
As required under Irish law, this proposal will be considered adopted as an ordinary resolution if a simple majority of the votes cast in person or by proxy are cast “For” the proposal.

Weatherford International plc — 2024 Proxy Statement	53

AGENDA ITEM 5 - BOARD AUTHORITY TO OPT-OUT OF STATUTORY PREEMPTION RIGHTS
The Board of Directors recommends that you vote “FOR” this proposal.
Under Irish law, unless the directors are otherwise authorized and empowered to opt-out, when an Irish listed public company proposes to issue shares or to grant rights to acquire shares (for example, pursuant to options, warrants or other convertible securities) in exchange for cash, it is required to first offer those shares on the same or more favorable terms to existing shareholders of the company on a pro rata basis (commonly referred to as statutory preemption rights).
Our current authority empowers our directors to issue up to 170,000,000 ordinary shares free from statutory preemption rights, and is due to expire on December 9, 2024. In conjunction with Agenda Item 4 to renew the Board’s general authority to issue shares, we are presenting this proposal to renew the Board’s authority to issue our shares free from statutory preemption rights on the terms set forth below.
In line with customary practice for public companies incorporated in Ireland and listed on U.S. markets, we are seeking authority from our shareholders to authorize and empower the Board to issue shares free from statutory preemption rights in respect of (1) the issuance of ordinary shares for cash in connection with any rights issue and (2) the issuance of, and/or the grant of rights to acquire, ordinary shares for cash, if the issuance is limited to a maximum of 14,631,000 ordinary shares (representing approximately 20% of our issued ordinary share capital as of April 10, 2024 (the latest practicable date before this proxy statement). The proposed authority would extend for a period expiring on the later of the next annual general meeting of shareholders of the Company or 15 months from the date of the 2024 AGM, unless otherwise varied, revoked or renewed. We expect to propose renewal of this authorization at our annual general meetings in subsequent years.
Granting the Board this authority is a routine matter for public companies incorporated in Ireland and is consistent with Irish customary practice. Similar to the authorization sought for Agenda Item 4, this authority is fundamental to our business and, if applicable, will facilitate our ability to fund acquisitions and otherwise raise capital. This approval will grant the Board the power to issue shares and rights to acquire shares free from statutory preemption rights in the same manner as our existing authority (but subject to the caps referred to above). Without this authorization, in each case where we propose to issue shares, and/or grant rights to acquire shares, for cash, we would first have to offer those shares on the same or more favorable terms to all of our existing shareholders. This requirement could cause delays in the completion of acquisitions and capital raising for our business. Furthermore, we note that this authorization is required as a matter of Irish law and is not otherwise required for other companies listed on the Nasdaq with whom we compete. Accordingly, approval of this resolution would merely place us on equal footing with other Nasdaq-listed companies.
Resolution for Approval
The Board recommends that the shareholders approve the following resolution as a special resolution:
“RESOLVED, that, subject to the passing of the resolution set out in Agenda Item 4 set out in the Company’s proxy statement dated April 24, 2024, and without prejudice to all existing powers, the directors of the Company be and are hereby empowered, with effect from the passing of this resolution, pursuant to section 1023 of the Companies Act 2014 of Ireland, as amended (the “Act”), to allot and issue equity securities (within the meaning of section 1023 of the Act) for cash, pursuant to the authority conferred by the resolution set out in the said Agenda Item 4 as if section 1022(1) of the Act did not apply to any such allotment, provided that this power shall be limited to:
(a) the allotment and issue of equity securities in connection with a rights issue in favor of the holders of ordinary shares of $0.001 in the capital of the Company (the “Ordinary Shares”) (including rights to subscribe for, or convert other securities into, Ordinary Shares) where the equity securities respectively attributable to the interests of such holders are proportional (as nearly as may be practicable) to the respective numbers of Ordinary Shares held by them (but subject to such exclusions or other arrangements as the directors of the Company may deem necessary or expedient to deal with any treasury shares, fractional entitlements that would otherwise arise, record dates or with legal or practical problems under the laws of, or the requirements of any recognized regulatory body or any stock exchange in, any territory, or otherwise); and
(b) the allotment and issue (other than pursuant to sub-paragraph (a) above) of equity securities up to an aggregate nominal value of $14,631 (which represents 14,631,000 Ordinary Shares, being equivalent to approximately 20% of the aggregate nominal value of the issued share capital of the Company as of April 10, 2024),

54	Weatherford International plc — 2024 Proxy Statement

and, in each case, the authority conferred by this resolution shall expire on the later of the next annual general meeting of shareholders of the Company or 15 months from the passing of this resolution, unless renewed, varied or revoked, provided that the Company may, before such expiry, make an offer or agreement, which would, or might, require any such securities to be allotted and issued after such expiry, and, in that case, the directors may allot and issue equity securities in pursuance of any such offer or agreement as if the authority conferred in this resolution had not expired.”
As required under Irish law, this proposal will be considered adopted as a special resolution if at least 75% of the votes cast in person or by proxy are cast “For” this proposal. In addition, this proposal is conditional upon the approval of Proposal 4, as required by Irish law.

Weatherford International plc — 2024 Proxy Statement	55

OTHER INFORMATION
SHARE OWNERSHIP
SHARES OWNED BY DIRECTORS AND EXECUTIVE OFFICERS
This table shows the number and percentage of ordinary shares beneficially owned by each of our NEOs and each of our directors and all of our executive officers and directors as a group as of April 10, 2024. Each person has sole voting and investment power for the shares shown below.

Name	Number of Shares Owned	Right to Acquire	Total Shares Beneficially Owned	Percentage of Outstanding Shares(1)
Girishchandra K. Saligram	857,731	—	857,731	1.2%
Arunava Mitra	2,524	—	2,524	*
Scott C. Weatherholt	125,019	—	125,019	*
Desmond J. Mills	18,211	—	18,211	*
Charles W. Davison, Jr.(2)	2,088	—	2,088	*
Joseph H. Mongrain(2)	33,666	—	33,666	*
Charles M. Sledge	42,729	—	42,729	*
Benjamin C. Duster, IV	12,801	—	12,801	*
Neal P. Goldman	11,801	—	11,801	*
Jacqueline Mutschler	28,801	—	28,801	*
All directors and executive officers as a group (13 persons)	1,144,712	—	1,144,712	1.6%
* Less than 1%.
(1)The percentage indicated is based on 73,154,140 outstanding shares as of April 10, 2024.
(2)Mr. Mongrain and Mr. Davison departed the Company on February 6, 2024. Share ownership for Mr. Mongrain and Mr. Davison is based on their last Forms 4 dated January 22, 2024, and corporate records of shares that have vested in connection with their departure from the Company.

56	Weatherford International plc — 2024 Proxy Statement

OTHER INFORMATION
SHARES OWNED BY CERTAIN BENEFICIAL HOLDERS
This table shows information for each person who may be deemed to beneficially own 5% or more of our outstanding ordinary shares as of April 10, 2024, as contained in filings made by the shareholder with the SEC or as otherwise set forth below.

Name and Address of Beneficial Owner	Number of Shares		Percent of Outstanding Shares(1)
Capital Research Global Investors 333 South Hope Street 55th Fl Los Angeles, CA 90071	4,455,065	(2)	6.1%
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	6,237,010	(3)	8.5%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	7,546,640	(4)	10.3%
BlackRock, Inc. 12 Throgmorton Ave. London, EC2N 2DL, U.L.	8,897,296	(5)	12.2%
(1)The percentage indicated is based on 73,154,140 outstanding ordinary shares as of April 10, 2024.
(2)The number of shares is based on the Schedule 13G/A filed with the SEC on February 9, 2024 by Capital Research Global Investors and related reporting persons showing an aggregate beneficial ownership of 4,455,065 shares. According to the filing, (i) the beneficial owner has sole voting power over 4,455,065 shares and sole dispositive power over 4,455,065 shares, and (ii) the beneficial owner has shared voting power over no and shared dispositive power over no shares.
(3)The number of shares is based on the Schedule 13G filed with the SEC on February 14, 2024 by T. Rowe Price Associates, Inc. showing an aggregate beneficial ownership of 6,237,010 shares. According to the filing, (1) the beneficial owner has sole voting power over 1,195,558 shares and sole dispositive power over 6,226,900 shares, and (ii) the beneficial owner has shared voting power over no shares and shared dispositive power over no shares.
(4)The number of shares is based on the Schedule 13G/A filed with the SEC on February 13, 2024 by The Vanguard Group and related reporting persons showing an aggregate beneficial ownership of 7,546,640 shares. According to the filing, (i) the beneficial owner has sole voting power over no shares and sole dispositive power over 7,349,359 shares, and (ii) the beneficial owner has shared voting power over 131,509 and shared dispositive power over 197,281 shares.
(5)The number of shares is based on the Schedule 13G filed with the SEC on January 23, 2024 by BlackRock, Inc. showing an aggregate beneficial ownership of 8,897,296 shares. According to the filing, the beneficial owner reports (i) sole voting power over 8,796,693 and dispositive power over 8,897,296 shares, and (ii) the beneficial owner has shared voting power over no shares and shared dispositive power over no shares.

MANDATORY MINIMUM SHARE OWNERSHIP GUIDELINES
The Board believes that it is important to encourage executives and directors to have a meaningful ownership stake in the Company which more closely aligns the interests of management with the interests of our shareholders. In furtherance of this philosophy, the Company adheres to mandatory minimum share ownership guidelines. Share ownership includes shares owned directly as well as outstanding time-based restricted share units. The minimum guidelines are based on a multiple of base salary or, in the case of directors, annual cash retainer, including committee fees other than the special committee fee. In January 2023, following the annual review of the Company’s executive compensation program, the Board amended the minimum guidelines in response to the significant increase in the Company’s share price. In January 2024, the Board reviewed the guidelines and determined to keep the guidelines unchanged for 2024. The guidelines for 2023 and 2024 are as follows:

	2023	2024
CEO	10x	10x
Other Executive Officers	5x	5x
Directors	8x	8x
A transition period of five years is allowed for new directors and executive officers in order to achieve the ownership amount. Holding requirements are expected to be fulfilled through equity grants issued by Weatherford, not through open market transactions.
Although the five year transition period has not yet expired, Messrs. Saligram, Weatherholt and Mills, and all of our directors, satisfied the minimum share ownership guidelines on the record date.

Weatherford International plc — 2024 Proxy Statement	57

OTHER INFORMATION
INCORPORATION BY REFERENCE
The Audit Committee Report and the Compensation and Human Resources Committee Report contained in this Proxy Statement are not deemed to be soliciting material or filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings we make under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate any of this information by reference. Information contained in or connected to our website is not incorporated by reference into this Proxy Statement and should not be considered part of this Proxy Statement or any other filing that we make with the SEC.
PRESENTATION OF IRISH STATUTORY ACCOUNTS
The Company’s Irish Statutory Accounts for the fiscal year ended December 31, 2023, including the reports of the directors and Irish statutory auditor thereon, will be laid before the AGM, and the Company’s management will present a review of the Company’s affairs. The Company’s Irish Statutory Accounts have been approved by the Board of Directors of the Company. There is no requirement under Irish law that such statements be approved by shareholders, and no such approval will be sought at the AGM. The Company’s Irish Statutory Accounts are available with the Proxy Statement, and the Company’s Annual Report on Form 10-K at www.weatherfordannualmeeting.com and in the Investor Relations page on the Company’s website at www.weatherford.com.
PROPOSALS BY SHAREHOLDERS
Rule 14a-8 under the Exchange Act addresses when a company must include a shareholder’s proposal in its Proxy Statement and identify the proposal in its form of proxy when the company holds a meeting of shareholders. Under Rule 14a-8, in order for your proposals to be considered for inclusion in the Proxy Statement and proxy card relating to our 2025 AGM, your proposals must be received by us by December 25, 2024 and must otherwise comply with Rule 14a-8. Any proposal received after such date will be considered untimely.
If you desire to have a nominee considered by our shareholders or to bring a matter before the 2025 AGM and the proposal is submitted outside the process of Rule 14a-8, you may use the procedures set forth in our Articles. Our Articles provide that a person who (i) is a registered shareholder (A) at the time of the notice, referred to below and (B) at the time of the AGM, (ii) is entitled to vote at the AGM and (iii) complies with the notice and certain other relevant provisions of the Articles, may, by timely written notice, bring a nomination for the election of a director or other business before an AGM. To be timely for an AGM, a registered shareholder’s notice to bring a nomination or other business must be delivered or mailed and received at the Company’s registered office, addressed to the Corporate Secretary no earlier than 120 calendar days and no later than 90 calendar days before the first anniversary of the Company’s AGM for the prior year (being, in the case of the 2025 AGM, February 12, 2025 and March 14, 2025 respectively); provided, however, that (A) if the annual meeting of shareholders is advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary of the prior year’s AGM or (B) if no annual meeting was held during the prior year, the notice by the registered shareholder to be timely must be received (1) no earlier than 120 days before such AGM and (2) no later than the later of 90 days before such AGM and the tenth day after the day on which the notice of such AGM was first made by mail or public disclosure.
In addition to satisfying the foregoing requirements under our Articles, to comply with the SEC’s universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than Weatherford’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 14, 2025, and otherwise comply with the requirements of Rule 14a-19. We encourage shareholders who wish to submit a proposal or nomination to seek independent counsel.
In no event shall an adjournment or postponement, or public disclosure of an adjournment or postponement, of an AGM commence a new time period (or extend any time period) for the giving of the notice of business. The request must specify any other information that would be required to be included in a proxy statement pursuant to the rules of the SEC.
We recommend that any shareholder desiring to make a nomination or submit a proposal for consideration obtain a copy of our Articles. They are available on our website at www.weatherford.com, by clicking on “Investor Relations,” then “Corporate Governance,” then “Corporate Documents,” then “Memorandum and Articles of Association.” Shareholders also may obtain a copy of these documents free of charge by submitting a written request to our Corporate Secretary at 70 Sir John Rogerson’s Quay, Dublin 2, Ireland.
Any shareholder proposal (including the nomination of any director), whether or not to be included in our Proxy Materials, must be sent to our Corporate Secretary at the Company’s registered office, 70 Sir John Rogerson’s Quay, Dublin 2, Ireland.

58	Weatherford International plc — 2024 Proxy Statement

OTHER INFORMATION
OTHER BUSINESS
We know of no other business that will be brought before the AGM. Under our Articles, shareholders may only bring business before a general meeting if it is requested within the time limits described above in the section entitled “Proposals by Shareholders” or if it is otherwise provided under Irish law or our Articles. If any other matters are properly presented, the persons named on the proxy card will vote the shares represented by proxies as they deem advisable.
HOUSEHOLDING
The SEC permits a single Proxy Statement to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding.
As a result, if you hold your shares through a broker and you reside at an address at which two or more shareholders reside, you will likely be receiving only one Proxy Statement or one Notice of Internet Availability unless any shareholder at that address has given the broker contrary instructions. However, if any such beneficial shareholder residing at such an address wishes to receive a separate Proxy Statement or Notice of Internet Availability in the future, or if any such beneficial shareholder that elected to continue to receive separate Proxy Statement or Notice of Internet Availability wishes to receive a single Proxy Statement or Notice of Internet Availability in the future, that shareholder should contact their broker or send a request to our U.S. Investor Relations Department at 2000 St. James Place, Houston, Texas 77056. Telephone requests may be directed to +1 (713) 836-4000. We will deliver, promptly upon written or oral request to our U.S. Investor Relations Department, a separate copy of this Proxy Statement or Notice of Internet Availability to a beneficial shareholder at a shared address to which a single copy of the documents was delivered.
ADDITIONAL INFORMATION AVAILABLE
The 2023 Annual Report on Form 10-K and the audited consolidated financial statements of Weatherford for the year ended December 31, 2023 and accompanying directors’ auditor’s reports have been filed with the SEC. Complete copies of these materials are available on our website at www.weatherford.com. Any shareholder of record may also obtain a copy of these documents free of charge by contacting our U.S. Investor Relations Department in writing at 2000 St. James Place, Houston, Texas 77056 or by telephone at +1 (713) 836-4000. Copies of any exhibits to Weatherford Annual Report on Form 10-K also are available upon written request subject to a charge for copying and mailing. If you have any other questions about us, please contact our U.S. Investor Relations Department at the address or phone number above or visit our website.
April 24, 2024
By Order of the Board of Directors
Christine M. Morrison
Vice President, Deputy General Counsel and Corporate Secretary

Weatherford International plc — 2024 Proxy Statement	59

ANNEX A – RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
We report our financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, our management believes that certain non-GAAP financial measures and ratios (as defined under the SEC’s Regulation G and Item 10(e) of Regulation S-K) may provide users of this financial information additional meaningful comparisons between current results and results of prior periods. Below, we describe why we believe each non-GAAP measure provides useful information to investors as well as the calculation and comparable GAAP measure.
Adjusted EBITDA is a non-GAAP financial measure, and represents earnings before interest, taxes, depreciation, and amortization and excludes, among other items, restructuring charges, share-based compensation expense, as well as other charges and credits. Management believes consolidated adjusted EBITDA and consolidated adjusted EBITDA margin are useful to assess and understand normalized operating performance and trends. Consolidated adjusted EBITDA and consolidated adjusted EBITDA margin should be considered in addition to, but not as a substitute for consolidated net income and consolidated net income margin and should be viewed in addition to the Company’s reported results prepared in accordance with GAAP.
Adjusted EBITDA margin is non-GAAP measure that is calculated by dividing consolidated adjusted EBITDA by consolidated revenues. Management believes adjusted EBITDA margin is useful to assess and understand normalized operating performance and trends. Adjusted EBITDA margin should be considered in addition to, but not as a substitute for consolidated net income margin and should be viewed in addition to the Company's reported results prepared in accordance with GAAP.

Adjusted Free Cash Flow is a non-GAAP measure and represents cash flows provided by (used in) operating activities, less capital expenditures plus proceeds from the disposition of assets. Management believes adjusted Free Cash Flow is useful to understand our performance at generating cash and demonstrates our discipline around the use of cash. Adjusted Free Cash Flow should be considered in addition to, but not as a substitute for cash flows provided by operating activities and should be viewed in addition to the Company’s reported results prepared in accordance with GAAP.

ANNEX A – RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
Weatherford International plc
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
(In Millions, Except Margin in Percentages)

	Year Ended
	12/31/23	12/31/22
Net Income Attributable to Weatherford	$417	$26
Net Income Attributable to Noncontrolling Interests	32	25
Interest Expense, Net of Interest Income of $59 and $31	123	179
Loss on Blue Chip Swap Securities	57	—
Loss on Extinguishment of Debt and Bond Redemption Premium	5	5
Income Tax Provision	57	87
Other Expense, Net	129	90
Operating Income	820	412
Depreciation and Amortization	327	349
Other Charges	4	31
Share-Based Compensation	35	25
Adjusted EBITDA	$1,186	$817
Revenues	$5,135	$4,331
Net Income Margin	8.1%	0.6%
Adjusted EBITDA Margin	23.1%	18.9%
Net Income Variance YoY	1,503.8%
Adjusted EBITDA Variance YoY	45.2%
Net Income Margins Variance YoY	752 bps
Adjusted EBITDA Margins Variance YoY	423 bps

	Years Ended
Adjusted Free Cash Flow	12/31/23	12/31/22	12/31/21	12/31/20
Net Cash Provided by Operating Activities	$832	$349	$322	$210
Capital Expenditures for Property, Plant and Equipment	(209)	(132)	(85)	(154)
Proceeds from Disposition of Assets	28	82	41	22
Adjusted Free Cash Flow	$651	$299	$278	$78

A-2	Weatherford International plc — 2023 Proxy Statement

WEATHERFORD INTERNATIONAL PLC
ATTN: CHRISTINE M. MORRISON
70 SIR JOHN ROGERSON'S QUAY
DUBLIN 2, IRELAND

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on June 11, 2024 for shares held directly. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on June 11, 2024 for shares held directly. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V32773-P07347

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WEATHERFORD INTERNATIONAL PLC

The Board of Directors recommends you vote FOR the following proposals:

1. Election of Directors

Nominees:	For	Against	Abstain
1a. Benjamin C. Duster, IV	☐	☐	☐
1b. Neal P. Goldman	☐	☐	☐
1c. Jacqueline C. Mutschler	☐	☐	☐
1d. Girishchandra K. Saligram	☐	☐	☐
1e. Charles M. Sledge	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V32774-P07347

WEATHERFORD INTERNATIONAL PLC
2024 Annual General Meeting of Shareholders
June 12, 2024 10:00 AM Central Time
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Christine M. Morrison, Kristin Ruzicka and Cristina Waber, or any of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the ordinary shares of WEATHERFORD INTERNATIONAL PLC that the shareholder(s) is/are entitled to vote if personally present at the 2024 Annual General Meeting of Shareholders, to be held at 10:00 AM, Central Time, on June 12, 2024, at 2000 St. James Place, Marcellus Room, Houston, Texas 77056, and any adjournment or postponement thereof on the matters more particularly described in the Proxy Materials for the 2024 Annual General Meeting of Shareholders. The undersigned hereby revoke(s) all proxies previously given by the undersigned to vote at the 2024 Annual General Meeting of Shareholders.

This proxy card, when properly executed, will be voted in the manner directed by the undersigned shareholder(s) on the reverse side of this proxy card. IF NO DIRECTION IS MADE, THESE SHARES WILL BE VOTED "FOR" EACH OF THE PROPOSALS TO BE CONSIDERED AT THE ANNUAL GENERAL MEETING. In the event other matters properly come before, or are raised at, the Annual General Meeting on which a vote is or may be taken, you instruct and authorize the Proxy Holders to vote the shares in their own discretion on such other matters. The undersigned hereby acknowledge(s) receipt of Notice of, and the Proxy Statement for, the Annual General Meeting.

Continued and to be signed on reverse side